UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

First Citizens BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 27131

Raleigh, North Carolina 27611-7131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of First Citizens BancShares, Inc. will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. EDT on Monday, April 23, 2012.

The purposes of the meeting are:

1.	Election of Directors: To elect 14 directors for one-year terms;

2.	Advisory Vote on Executive Compensation: To vote on a non-binding, advisory resolution to approve compensation paid or provided to our executive officers as disclosed in our proxy statement for the Annual Meeting (a “say-on-pay” resolution);

3.	Ratification of Appointment of Independent Accountants: To vote on a proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent accountants for 2012;

4.	Shareholder Proposal: To vote on a shareholder proposal regarding cumulative voting in the election of directors; and

5.	Other Business: To transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “For” each of the nominees named in the enclosed proxy statement for election as directors, “For” the advisory resolution regarding executive compensation and ratification of the appointment of our independent accountants, and “Against” the shareholder proposal regarding cumulative voting.

At the Annual Meeting, you may cast one vote for each share of our Class A Common Stock, and 16 votes for each share of our Class B Common Stock, you held of record on February 29, 2012, which is the record date for the meeting.

You are invited to attend the Annual Meeting in person. However, if you are the record holder of your shares of our common stock, we ask that you appoint the Proxies named in the enclosed proxy statement to vote your shares for you by signing and returning the enclosed proxy card, or following the instructions in the proxy statement to appoint the Proxies by Internet, even if you plan to attend the Annual Meeting. If your shares are held in “street name” by a broker or other nominee, only the record holder of your shares may vote them for you, so you should follow your broker’s or nominee’s directions and give it instructions as to how it should vote your shares. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign a proxy card or appoint the Proxies by Internet, you may still revoke your appointment later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and proxy card are being mailed to our shareholders on or about March 19, 2012.

By Order of the Board of Directors

James E. Creekman

Secretary

YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY CARD IS APPRECIATED.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated March 14, 2012, and is being furnished to our shareholders by our Board of Directors in connection with our solicitation of appointments of proxies in the form of the enclosed proxy card for use at the 2012 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. EDT on Monday, April 23, 2012.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to First Citizens BancShares, Inc. “FCB” refers to First-Citizens Bank & Trust Company, our bank subsidiary. “IronStone” refers to IronStone Bank, our former subsidiary which was merged into FCB during January 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON APRIL 23, 2012.

The proxy statement and annual report to security holders are available at:

www.firstcitizens.com/proxy

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our common stock will:

•	elect 14 directors for one-year terms (see “Proposal 1: Election of Directors” on page 4);

•

vote on a proposal to approve a non-binding, advisory resolution (a “say-on-pay” resolution) to approve compensation paid or provided to our executive officers as disclosed in this proxy statement (see “Proposal 2: Advisory Vote on Executive Compensation” on page 38);

•	vote on a proposal to ratify the appointment of Dixon Hughes Goodman LLP as our independent accountants for 2012 (see “Proposal 3: Ratification of Appointment of Independent Accountants” on page 39);

•	vote on proposal submitted by a shareholder regarding cumulative voting in the election of directors (see “Proposal 4: Shareholder Proposal Regarding Cumulative Voting” on page 40); and

•	transact any other business properly presented for action at the Annual Meeting.

Our Board of Directors recommends that you vote “FOR” the election of each of the 14 nominees for director named in this proxy statement, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4.

How You Can Vote at the Annual Meeting

Record Holders.    If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in any of the following ways.

•	You can attend the Annual Meeting and vote in person.

•

You can sign and return the proxy card enclosed with this proxy statement to appoint the “Proxies” named below to vote your shares for you at the meeting, or you can validly appoint another person to vote your shares for you.

•

You can appoint the Proxies to vote your shares for you by going to our Internet voting website, www.firstcitizens.com/vote. When you are prompted for your “control number,” enter the number printed just above your name on the enclosed proxy card, and then follow the instructions provided. You may appoint the Proxies by Internet only until 5:00 p.m. EDT on April 22, 2012, which is the day before the Annual Meeting date. If you appoint the Proxies by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this proxy statement.

Shares Held in “Street Name.”    Only the record holders of shares of our common stock or their appointed proxies may vote those shares. As a result, if your shares of our common stock are held for you in “street name” by a broker or other nominee (such as a bank or custodian), then only your broker or nominee (i.e., the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our proxy statement (or by following any directions you received from your broker or nominee for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors, say-on-pay proposals, certain proposals pertaining to corporate governance matters, and proposals submitted by shareholders which are opposed by management) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our common stock, a proxy card is included with this proxy statement that provides for you to name five individuals (Hope Holding Connell, H. Lee Durham, Jr., Frank B. Holding, Frank B. Holding, Jr. and Lucius S. Jones), or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope, or follow the instructions above for appointing the Proxies by Internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by Internet, you will be appointing the Proxies to vote your shares for you, and they will vote, or abstain from voting, according to the instructions you give them in your proxy card or by Internet. If you sign and return a proxy card, or appoint the Proxies by Internet, but you do not give any voting instructions, then the Proxies will vote your shares “FOR” the election of each of the 14 nominees for director named in Proposal 1 below, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. If no substitute nominee is named by our Board of Directors, then the number of directors to be elected at the Annual Meeting will be reduced accordingly. We are not aware of any other business that will be brought before the Annual Meeting other than the election of directors and the proposals described in this proxy statement, but, if any other matter is properly presented for action by our shareholders, your proxy card or Internet appointment will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

If you are the record holder of your shares and you do not return a proxy card or appoint the Proxies by Internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.

Revocation of Proxy Cards; How You Can Change Your Voting Instructions

Record Holders.    If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by Internet, and you later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.

To change the voting instructions you gave the Proxies, whether by returning a proxy card or appointing the Proxies by Internet, you can:

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sign a proxy card, dated after the date of your original proxy card or after you appointed the Proxies by Internet, which contains your new voting instructions, and submit it to our proxy tabulator, First Shareholder Services, in care of First Citizens Bank, P. O. Box 29522 (Mail Code FCC-61), Raleigh, North Carolina 27626-0522, or deliver it to our Corporate Secretary at the Annual Meeting, so that your new proxy card is received before the voting takes place at the Annual Meeting; or

•

go to our Internet voting website (www.firstcitizens.com/vote) before 5:00 p.m. EDT on April 22, 2012 (the day before the Annual Meeting), enter your “control number” (printed just above your name on the enclosed proxy card), and then enter your new voting instructions.

You may obtain another proxy card by mailing a written request to First Shareholder Services at its address listed above, or by calling them at (866) 215-2480. Whether you return a proxy card or vote by Internet, the Proxies will follow the last voting instructions received from you before the voting takes place at the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by Internet, you can:

•	give First Shareholder Services a written notice, at the address listed above, that you want to revoke your proxy card or Internet appointment; or

•

attend the Annual Meeting and either vote your shares in person or notify our Corporate Secretary at the meeting that you want to revoke your proxy card or Internet appointment. Simply attending the Annual Meeting alone, without voting in person or notifying our Corporate Secretary, will not revoke your proxy card or Internet appointment.

Shares Held in “Street Name.”    If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses and Method of Solicitation

We will pay all costs of our solicitation of proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers, custodians and other nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we will reimburse those persons for their expenses in doing so. In addition to solicitation by mail, our and FCB’s directors, officers and employees may solicit proxy cards, personally or by telephone, electronic mail or other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on February 29, 2012, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 8,644,307 shares of Class A Common Stock (“Class A Common”) and 1,639,812 shares of Class B

Common Stock (“Class B Common”) that were outstanding on the Record Date. You must have been a record holder of our stock on that date in order to vote at the meeting.

Quorum and Voting Procedures

A quorum must be present for business to be conducted at the Annual Meeting. For all matters to be voted on at the meeting, a quorum will consist of shares representing a majority of the aggregate votes entitled to be cast by holders of outstanding shares of Class A Common and Class B Common that may be voted at the meeting. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. Once a share is represented for any purpose at the meeting, it will be treated as present for quorum purposes for the remainder of the meeting and for any adjournments. If you return a valid proxy card, appoint the Proxies by Internet or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain or instruct the Proxies to abstain from voting on one or more matters voted on. Broker “non-votes” also will be counted in determining whether there is a quorum. Broker “non-votes” will occur if your shares are held by a broker and are voted on one or more matters at the meeting but are not voted by the broker on a “non-routine” matter because you have not given the broker voting instructions on that matter. If your shares are represented at the meeting with respect to any matter voted on, they will be treated as present with respect to all matters voted on, even if they are not voted on all matters.

You may cast one vote for each share of Class A Common, and 16 votes for each share of Class B Common, that you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. Votes may not be cumulated in the election of directors.

Vote Required for Approval

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 14 nominees receiving the highest numbers of votes will be elected. For Proposals 2, 3 and 4 to be approved, a majority of the votes entitled to be cast with respect to shares present or represented at the Annual Meeting must be cast in favor of each proposal. Abstentions and broker non-votes will have no effect in the voting for directors, but they will have the same effect as votes against Proposals 2, 3 and 4 and any other matter voted on by our shareholders at the Annual Meeting.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that:

•

our Board of Directors will consist of not less than five nor more than 30 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	our directors are elected each year at the Annual Meeting for terms of one year or until their successors have been duly elected and qualified.

Nominees

The Board has set the number of our directors at 14 for the year following the Annual Meeting, and, based on the recommendation of our Nominations Committee, it has nominated our 14 current directors for re-election as directors at the meeting. If, before the Annual Meeting, any nominee becomes unable or unwilling to serve as a director for any reason, the Board of Directors may name a substitute nominee or, if the Board elects not to name a substitute nominee, the number of our directors will be reduced accordingly.

The following table lists information about each nominee, including a description of his or her principal occupation and business experience. Our Board of Directors recommends that you vote “FOR” each of the 14 nominees named below.

Name and Age	Current Positions With Us and FCB (1)	Year First Elected (2)	Principal Occupation and Business Experience
John M. Alexander, Jr. 62	Director	1990	President and Chief Operating Officer, Cardinal International Trucks, Inc. (truck dealer)
Carmen Holding Ames (3)(4) 43	Director	1996	Private investor
Victor E. Bell III 55	Director	2002	Chairman and President, Marjan, Ltd. (real estate and other investments)
Hope Holding Connell (3)(4) 49	Director; our and FCB’s Vice Chairman	2006	Our and FCB’s executive officer
Hubert M. Craig III 55	Director	1998	Vice President and director, Gaston County Dyeing Machine Company (textile machinery manufacturer)
H. Lee Durham, Jr. (4) 63	Director	2003	Retired; previously, partner, PricewaterhouseCoopers LLP (public accounting firm)
Daniel L. Heavner 64	Director	2007	Managing partner; Heavner Furniture Market (retail furniture sales)
Frank B. Holding (3)(4) 83	Director; our and FCB’s Executive Vice Chairman	1962	Our and FCB’s executive officer
Frank B. Holding, Jr. (3)(4) 50	Director; our and FCB’s Chairman and Chief Executive Officer	1993	Our and FCB’s executive officer
Lucius S. Jones 69	Director	1994	President, Chief Executive Officer and owner, United Realty & Construction Company, Inc. (real estate development and construction)
Robert E. Mason IV 53	Director	2007	President and Chief Executive Officer, R. E. Mason Company of the Carolinas (industrial automation and engineering services)
Robert T. Newcomb 51	Director	2002	Chairman, President and Owner, Newcomb Affiliates, Inc. and its subsidiary, Newcomb & Company (mechanical contractors)
James M. Parker 69	Director	2007	Retired; previously, our and FCB’s Vice Chairman and IronStone’s President - Western Division and Chief Operating Officer
Ralph K. Shelton 69	Director	2003	President, Chief Executive Officer, and Chairman, Southeast Fuels, Inc. (bulk fuel distributor)

(1)	Each of our directors also serves as a director of FCB. Listings of the members of certain committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“Year First Elected” refers to the year in which each individual first became our director or, if before 1982, a director of FCB.

(3)	Mr. F. Holding, Jr. is the son of Mr. F. Holding and the brother of Ms. Connell. Ms. Connell is the daughter of Mr. F. Holding and the sister of Mr. F. Holding, Jr. Ms. Ames is the niece of Mr. F. Holding and cousin of Mr. F. Holding, Jr. and Ms. Connell.
(4)	Certain of our directors and nominees for director serve as directors of other publicly-held companies. Mr. F. Holding, Jr. serves as a director of Piedmont Natural Gas Company, Inc., Charlotte, NC, and Mr. Durham serves as a director of Triad Guaranty, Inc., Winston-Salem, NC. Certain of our directors also serve as directors of other companies that within the past five years were, but currently are not, publicly held: Ms. Ames and Mr. F. Holding serve as directors of First Citizens Bancorporation, Inc.; Ms. Connell and Mr. F. Holding serve as directors of Southern BancShares (N.C.), Inc.; and Ms. Connell serves as a director of Yadkin Valley Company. Additionally, Mr. F. Holding, Jr. serves as a member of the Board of Trustees of Blue Cross and Blue Shield of North Carolina, which is a not-for-profit health insurer, and Ms. Ames serves as a director of Fidelity BancShares (N.C.), Inc.

Our Board of Directors recommends that you vote “FOR” each of the 14 nominees named above. The 14 nominees receiving the highest numbers of votes will be elected.

Factors Bearing on Selection of Nominees

The experience, qualifications, attributes, skills and other factors that led our Board to conclude that each nominee listed in the table above should serve or continue to serve as a director are described below.

John M. Alexander, Jr.

•	Thorough understanding of our business and financial operations derived from service as a director since 1990 and as a member of our Audit and Compliance Committee.

•	Extensive community leadership experience. Visible and active as a community leader.

•	Management and financial experience derived from more than 43 years in managing, operating, and growing a successful truck dealership.

•	Attuned to the financial needs of family-owned small and mid-size businesses, FCB’s largest business segment.

Carmen Holding Ames

•

Thorough understanding of our culture, values, and goals derived from service as a director since 1996. As the daughter of our former Chairman and Chief Executive Officer and a former employee of FCB, has been imbued over a lifetime with our culture, values, and goals.

•	Substantial personal financial interest in long term growth, stability, and success of our company and FCB because of her significant personal and/or beneficial ownership of shares of our company.

•	As a female, sensitive to the needs of female customers and female business owners.

Victor E. Bell III

•	Thorough understanding of our business and operations derived from service as a director since 2002 and as a member of our Audit and Compliance Committee and Executive Committee.

•	Familiarity with real estate, real estate-related investments, and business in North Carolina’s Triangle market.

•

Familiarity with the medical community and universities and other educational institutions in North Carolina derived from service on the Board of Visitors of the University of North Carolina at Chapel Hill and the Board of Visitors of the UNC Lineberger Comprehensive Cancer Center, and as chairman and president of Ravenscroft School.

•	Management and financial experience derived from more than 32 years in managing, operating, and growing a successful family-owned real estate and investment business.

•	Understands the financial needs and challenges of family-owned small and mid-size businesses, FCB’s largest business segment.

Hope Holding Connell

•

Intimate knowledge of our culture, values, goals, strategies, and operations derived from more than 26 years of management experience with us and our bank subsidiaries, service as a director since 2006, member of our Executive Committee, and Vice Chairman of the Board.

•	Experienced in managing our expansion into new markets as the former President of IronStone Bank.

•	Visible and active as a community leader.

•	Substantial personal financial interest in the long term growth, stability, and success of our company and FCB because of her significant ownership of shares of our company.

Hubert M. Craig III

•	Thorough understanding of our business and its culture, values, goals and financial operations derived from service as a director since 1998 and as a member of our Audit and Compliance Committee.

•	Extensive community leadership experience, and a visible and active as a community leader.

•

Management experience derived from more than 25 years of direct involvement in the management of a privately-owned manufacturing facility engaged in worldwide sales of textile dyeing equipment and custom stainless steel fabrication.

•	Personal knowledge of North Carolina’s Charlotte-Gastonia market.

•	Understands the financial needs of family-owned small and mid-size businesses, FCB’s largest business segment.

H. Lee Durham, Jr.

•

Thorough understanding of our business and its culture, values, and goals derived from service as a director since 2003 and as a member of our Executive Committee and Chairman of our Audit and Compliance Committee.

•

Financial and accounting experience derived from 32 years in public accounting, a significant portion of which was dedicated to bank clients, including service as auditor and consultant, which qualifies him to continue serving as Chairman of, and financial expert for, the Audit and Compliance Committee.

•

Experience derived from service as a director, chairman of the audit committee, chairman of the nominations and corporate governance committee, member of the compensation committee, and lead independent director of another public financial services company.

•	Visible and active as a member of the North Carolina Innovation Council.

Daniel L. Heavner

•

Thorough understanding of our business and its culture, values, and goals derived from service as a director since 2007 and as a member of our Nominations and Compensation Committees and FCB’s CRA Committee.

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Management and finance experience derived from more than 41 years in managing, operating, and growing various successful small business ventures, including retail furniture, owning and managing apartments, real estate development and construction, farming operations, government service contracts, and real estate investments.

•	Intimate knowledge of retail business operations.

•	Personal knowledge of North Carolina’s Triangle market.

•	Experience in dealing with public agencies for the development of public and low-cost housing.

•	Understands the business operations and financial needs of family-owned small and mid-size businesses, FCB’s largest business segment.

Frank B. Holding

•

Intimate knowledge of our business and its culture, values, goals, strategies, and operations derived from more than 50 years of management experience with us and FCB and service as a director since 1962. Currently serves as our Executive Vice Chairman.

•	Political and public leadership experience derived from service as a county commissioner.

•	Substantial personal financial interest in the long term growth, stability, and success of our company and FCB because of his significant personal ownership of shares of our company.

Frank B. Holding, Jr.

•

Intimate knowledge of our business and its culture, values, goals, strategies, and operations derived from more than 22 years of management experience with us and FCB and service as a director since 1993. Currently serves as our Chairman and Chief Executive Officer and Chairman of our and the Bank’s Executive Committee.

•	Substantial personal financial interest in the long term growth, stability, and success of our company and FCB because of his significant personal ownership of shares of our company.

•	Visible and active as a community leader, including current service as chairman of the statewide North Carolina Chamber of Commerce.

•	Experience derived from service as a director of other public companies.

Lucius S. Jones

•

Thorough understanding of our business and its culture, values, and goals derived from service as a director since 1994, and his current service as Lead Independent Director, Chairman of our Compensation Committee and member of our Executive Committee.

•	Financial institution management experience derived from service as former president and chief executive officer of a federal savings and loan association.

•

Political and public leadership experience derived from service as mayor of Wendell, North Carolina, chairman of the North Carolina Housing Finance Board, president of the North Carolina League of Municipalities, and service on various state and local boards, commissions, and agencies.

•	Management experience derived from more than 27 years in managing, operating, and growing a successful real estate development and construction business.

•	Experienced community leader.

•	Experience in dealing with public agencies regarding land use and the development of public and low-cost housing.

•	Familiar with residential real estate development and home building in North Carolina.

Robert E. Mason IV

•	Thorough understanding of our business and its culture, values, and goals derived from service as a director since 2007 and a member of our Nominations and Compensation Committees.

•	Active as a community leader.

•	Management experience derived from more than 16 years in managing, operating, and growing a successful small business.

•	Provides national and international business perspective derived from business experience.

•	Understands the financial needs and operations of small and mid-size businesses, FCB’s largest business segment.

Robert T. Newcomb

•	Thorough understanding of our business and its culture, values, and goals derived from service as a director since 2002 and as a member of our Nominations Committee and FCB’s Investment Committee.

•	Active as a community leader.

•	Management experience derived from more than 30 years in managing, operating, and growing a successful mechanical contracting company.

•	Knowledge of the construction and development industry, market conditions, and business opportunities in North Carolina’s Triangle market.

•	Understands the needs of family-owned small and mid-size businesses, FCB’s largest business segment.

James M. Parker

•

Intimate knowledge of our business and its culture, values, goals, strategies, and operations derived from more than 45 years of management experience with us, FCB and IronStone Bank in a variety of markets and in differing economic climates, and service as a director since 2007.

•	Experienced in managing our expansion into new markets.

•	Intimate knowledge of our markets in the nation’s western states.

Ralph K. Shelton

•	Thorough understanding of our business and its culture, values, and goals derived from service as a director since 2003, Chairman of FCB’s CRA Committee, and member of FCB’s Investment Committee.

•	Visible and active as a community leader.

•	Management experience derived from more than 27 years in managing, operating, and growing a successful business marketing coal and oil to major accounts in the southeastern United States.

•	Intimate knowledge of North Carolina’s Triad market, as well as market and economic conditions in the southeastern United States.

•

Familiarity with the medical community and universities and other educational institutions in North Carolina derived from service as chairman of Moses Cone-Wesley Long Community Foundation, trustee and chairman of NC A&T State University, vice chairman of the Gateway University Research Park, and member of the Guilford Technical Community College Foundation Board.

•	Able to identify with the financial needs of family-owned small and mid-size businesses, FCB’s largest business segment.

•

As an African-American and as an organizer of the Greensboro Venture Capital Fund (a fund created to assist women and minority-owned start-up businesses), understands the financial needs and concerns of minority customers and, more specifically, minority business owners.

CORPORATE GOVERNANCE

Our Board of Directors has adopted Corporate Governance Guidelines that describe principles and practices that our Board will follow in carrying out its responsibilities. Together with our Bylaws, the Guidelines establish various processes related to the structure and leadership of our Board and the governance of our organization, including certain of the matters described below.

Director Independence

Determination of Independent Directors.    Each year our Board of Directors reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The Board has directed our Audit and Compliance Committee to assess each outside director’s independence and report its findings to the Board in connection with the Board’s annual determination, and, between those annual determinations, to monitor the status of each director on an ongoing basis and inform the Board of changes in factors or circumstances that may affect a director’s ability to exercise independent judgment. The following table lists our current directors, persons who served as directors during 2011, and nominees for election as directors at the Annual Meeting, who our Board believes were during their terms of office, and will be if elected, “independent” directors under Nasdaq’s criteria.

John M. Alexander, Jr.	H. Lee Durham, Jr.	Robert E. Mason IV
Victor E. Bell III	Daniel L. Heavner	Robert T. Newcomb
Hubert M. Craig III	Lucius S. Jones	Ralph K. Shelton

In addition to the specific Nasdaq criteria, in assessing each director’s or nominee’s independence, the Audit and Compliance Committee and the Board consider whether they believe transactions that are disclosable in our proxy statements as “related person transactions,” as well as any other transactions, relationships, arrangements or other factors, could impair his or her ability to exercise independent judgment. In its determination that the directors named above are or were independent, those other factors considered by the Committee and the Board included: (1) FCB’s lending relationships with directors who are loan customers and whose loans are subject to laws and regulations pertaining to loans to directors (including the requirement that those loans be approved by a majority of the full Board); (2) Mr. Bell’s interest in an entity that is co-owner of investment real property in which our former Chairman, Lewis R. Holding, owned an interest prior to his death; (3) Mr. Heavner’s and his family’s interest, and his position as a general partner, in a real estate partnership in which a company owned by our Executive Vice Chairman, Frank B. Holding, and his family members also is a partner and holds an interest; (4) services provided from time to time by Mr. Newcomb’s mechanical contracting firm, directly and on a competitive bid basis as a contractor or subcontractor, in connection with the construction or renovation of FCB’s facilities; and (5) Messrs. Bell’s and Newcomb’s service as directors and/or officers of non-profit organizations to which FCB has a lending relationship and/or from time-to-time has made contributions.

Executive Sessions of Independent Directors.    Our independent directors meet separately, without management or non-independent directors being present, in conjunction with each regular meeting of our Board, and, at their discretion, they may hold separate meetings other than in conjunction with Board meetings. During 2011, the independent directors met in executive session following each of our Boards’ quarterly meetings.

Lead Independent Director.    Under our Corporate Governance Guidelines, if the Chairman elected by our Board is not an independent director, then each year our independent directors will designate a separate “Lead Independent Director.” Even if the Chairman is an independent director, our independent directors still may, at their option, designate a Lead Independent Director. Lucius S. Jones has been designated and currently serves as our Lead Independent Director.

Under the Guidelines, the duties of our Lead Independent Director include:

•	convening and presiding at executive sessions and separate meetings of our independent directors, and serving as the liaison between the independent directors and our Chairman and management;

•

consulting with the Chairman regarding concerns of our independent directors and matters discussed, decisions reached, or suggestions made, at executive sessions and separate meetings of independent directors;

•	consulting with the Chairman regarding the schedule, agenda, and information for Board meetings;

•	consulting with the Chairman with respect to consultants who may report directly to the Board;

•	consulting with the Chairman and management as to the quality, quantity, and timeliness of information provided to the Board by management;

•	being available, as appropriate, for communications with our shareholders; and

•	such other duties and authority as is described elsewhere in the Guidelines and as the Board may from time to time determine.

A special meeting of the Board will be called at the Lead Independent Director’s request. Also, while our Chairman sets the agenda for each Board meeting, a matter will be placed on the agenda for any regular or special Board meeting at the Lead Independent Director’s request.

Board Leadership Structure

Our Board annually elects a Chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees which are appointed by the Board after consideration of the recommendations made by our independent Nominations Committee and which may be established as separate committees of our Board or as joint committees of our and FCB’s Boards. Currently, our Chief Executive Officer also serves as Chairman of our and FCB’s Boards. However, although our Bylaws contemplate that our Chairman will be considered an officer, the Board may select any of its members as its Chairman, and it has no formal policy as to whether our Chief Executive Officer will serve as Chairman or whether any other director, including an independent director, may be elected to serve as Chairman.

Because our Chief Executive Officer currently serves as Chairman and members of our management beneficially own large percentages of our voting stock, our management’s influence over the Boards and their processes could diminish the effectiveness of our independent directors and their ability to influence our policies and the Boards’ decisions. As a result, and as required by our Corporate Governance Guidelines, our independent directors have designated a separate Lead Independent Director who has the duties and authority described above under the caption “Lead Independent Director,” including the calling of meetings of the Board and placement of matters on the agenda for Board meetings.

Additionally, as described below under the heading “COMMITTEES OF OUR BOARD,” all matters pertaining to executive compensation, the selection of nominees for election as directors, and approval of transactions with related persons, are subject to the review and recommendation of Board committees made up of independent directors, and our Corporate Governance Guidelines provide that:

•	all outside directors have full access to any member of management and to our and FCB’s independent auditors and internal auditors for the purpose of understanding issues relating to our business;

•	our management will arrange for our outside advisors to be made available for discussions with the Board, a Board committee, our independent directors as a group, or individual directors; and

•

the Board, each Board committee, and our independent directors as a group, in each case by a majority vote, have the authority to retain independent advisors from time to time, at our expense, and separate and apart from our regular advisors.

Our Board believes that the provisions described above enhance the effectiveness of our independent directors and provide for a leadership structure that is appropriate for our company, without regard to whether our Chairman is an independent director.

Board’s Role in Risk Management

Risk is inherent in any business and, as is the case with other management functions, our senior management has primary responsibility for day-to-day management of the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, our Board is actively involved in overseeing our risk management programs.

Our Board administers its oversight function primarily through committees which may be established as separate or joint committees of our and/or FCB’s Boards and the members of which are appointed by the Board after its consideration of recommendations made by our independent Nominations Committee. Among others, those Board committees include our Audit and Compliance Committee, Compensation Committee, Investment Committee and Executive Committee. Our Chief Executive Officer, Chief Financial Officer and other officers who oversee departments or functions within our and the Bank’s operations make reports directly to one or more of those committees. In particular, reports are made directly to our Audit and Compliance Committee by our General Auditor regarding our internal audit function, and by our Chief Governance Officer regarding the Corporate Governance Department and the other departments he oversees (including Corporate Security and Loss Mitigation, Credit Risk Review, and Compliance).

We believe our regulatory environment and our committee structure result in our Board being more actively involved in risk management than the boards of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. The involvement of our committees in the Board’s oversight function enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become more familiar with the Bank’s critical operations and more actively involved in the Board’s oversight role, particularly with respect to risk management.

Attendance by Directors at Meetings

Board of Directors Meetings.    Our Board of Directors met five times during 2011. Each of our current directors attended at least 75% of the aggregate number of those meetings and meetings of any committees on which he or she served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that our outside directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy recognizes that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders. As a result, our directors are strongly encouraged to attend each Annual Meeting whenever possible. Each of our 14 directors then in office attended our last Annual Meeting which was held during April 2011.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may address and mail your communication to:

Board of Directors

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

You also may send communications by email to fcbdirectors@firstcitizens.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and, with the exception of communications our Corporate Secretary considers to be unrelated to our or FCB’s business, forwarded to the intended recipients. Copies of communications from a customer of FCB or one of its subsidiaries relating to a deposit, loan or other financial relationship or transaction will be forwarded to the department or division most closely associated with the subject of the communication, with a copy to the Chairman of the Audit and Compliance Committee, and, if indicated, to a particular director.

Code of Ethics

Our Board of Directors has adopted three codes of ethics that apply separately to our and FCB’s financial officers, directors, and all employees, respectively. The code that applies to our financial officers is posted on FCB’s Internet website at www.firstcitizens.com/meet-first-citizens/corporate-information/governance/code-of-ethics. It covers our Chief Executive Officer, Chief Financial Officer, and other senior financial officers who have primary responsibility for our financial reporting and accounting functions. Among other things, all three codes are intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission and in other public communications we make;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the codes to the Board’s Audit and Compliance Committee; and

•	accountability for adherence to the codes.

We have established a means by which officers, employees, customers, suppliers, shareholders or others may submit confidential and anonymous reports regarding ethical or other concerns about our company, FCB, or any of our respective employees. Anyone wishing to submit a report may call (800) UREPORT (800-873-7678). Reports also may be submitted online through FCB’s Internet website at www.firstcitizens.com/meet-first-citizens/report-ethical-concerns.

COMMITTEES OF OUR BOARD

General

Among other committees, our Board of Directors has three independent, standing committees that assist the Board in oversight and governance matters. They are the Audit and Compliance Committee, the Nominations Committee, and the Compensation Committee. Each of those committees operates under a written charter approved by our Board that sets out the committee’s composition, authority, duties and responsibilities. We believe that each member of those committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of the charters of those committees are posted on FCB’s Internet website at www.firstcitizens.com/meet-first-citizens/corporate-information/governance.

The Board also has an Executive Committee, of which a majority of the members are independent directors. Under North Carolina banking law, FCB’s Board of Directors is required to have an executive committee which meets as often as required by the Board, but at least once during each month in which the full Board does not meet. Our Executive Committee is a joint committee of our and FCB’s Boards of Directors. Under our and FCB’s Bylaws, the Committee is authorized to exercise all the powers of the Boards in the management of our affairs when the Boards are not in session, subject to certain statutory limitations and the ability of the full Boards to limit the Committee’s authority. The Committee met eight times during 2011.

The current members of each of the above committees are listed in the following table, and the function of and other information about the Audit and Compliance, Nominations, and Compensation Committees is described in the paragraphs below.

Audit and Compliance	Nominations	Compensation	Executive

H. Lee Durham, Jr. - Chairman	Robert T. Newcomb - Chairman	Lucius S. Jones - Chairman	Frank B. Holding, Jr. - Chairman
John M. Alexander, Jr.	Daniel L. Heavner	Daniel L. Heavner	Victor E. Bell III
Victor E. Bell III	Robert E. Mason IV	Robert E. Mason IV	Hope Holding Connell
Hubert M. Craig III			H. Lee Durham, Jr.
Lucius S. Jones

Audit and Compliance Committee

Function.    Our Audit and Compliance Committee is a joint committee of our and FCB’s Boards of Directors. Under its charter, and among its other duties and responsibilities, the Committee is responsible for:

•	appointing our independent accountants and approving their fees and the terms of their engagement;

•	approving services proposed to be provided by the independent accountants; and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), as well as financial reports we file under the Securities Exchange Act of 1934 and reports of examinations by our regulatory agencies, and it oversees our and FCB’s internal audit program. At least quarterly, the Committee reviews reports on the work performed by FCB’s Audit and Corporate Finance Departments, and it receives reports from our Corporate Governance Officer regarding the Corporate Governance Department and the other departments he oversees (including Corporate Security and Loss Mitigation, Credit Risk Review, and Compliance). Also, as described above under the caption “Director Independence,” our Board has directed the Committee to monitor and make annual reports regarding the independence of our directors and, as described below under the heading “TRANSACTIONS WITH RELATED PERSONS,” the Board has directed the Committee to review and approve certain transactions, arrangements or relationships with us or FCB in which one of our related persons has a material interest. The Committee met 16 times during 2011.

Audit Committee Financial Expert.    H. Lee Durham, Jr., the Committee Chairman, is a retired partner in the accounting firm of PricewaterhouseCoopers LLP. He has 32 years of public accounting experience, much of which involved financial institutions and other public companies. Our Board of Directors believes that Mr. Durham is an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission.

Audit and Compliance Committee Report

This report is submitted by the Audit and Compliance Committee, the members of which are named below.

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit and Compliance Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2011, the Committee has:

•	reviewed our audited consolidated financial statements for 2011 and discussed them with management;

•

discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received written disclosures and a letter from our independent accountants required by independence standards of the Public Company Accounting Oversight Board (PCAOB Rule 3526); and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2011 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

The Audit and Compliance Committee:

H. Lee Durham, Jr.                    John M. Alexander, Jr.                    Victor E. Bell III                    Hubert M. Craig III

Nominations Committee

Function.    Our Nominations Committee is a committee of our Board of Directors. Under its charter, and among other duties and responsibilities assigned from time to time by the Board, the Committee makes recommendations to the Board regarding the size and composition of our and FCB’s Boards and Board committees, candidates for selection as nominees for election as directors at our Annual Meetings and for appointments to fill vacancies on the Board, appointments to the various committees of the Boards, and elections of our Chairman, Vice Chairmen, President and Chief Executive Officer. The Committee met five times during 2011.

The Committee’s charter and our Corporate Governance Guidelines provide for the Committee annually to recommend Board candidates who have personal and professional integrity, sound judgment, business acumen, and the time, ability and commitment to make a constructive and meaningful contribution to the Board, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. The Board makes all final decisions regarding nominations. In identifying candidates to be recommended from time to time, the Committee considers incumbent directors and will consider candidates suggested by our management, other directors or shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

Each recommendation should be accompanied by:

•

the full name, address and telephone number of the person making the recommendation, a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our stock and any business or personal relationship between the candidate and the person making the recommendation;

•

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•

a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any particular skills, experience or areas of expertise;

•

a description of any potential contributions to the Board that the candidate might make that are unusual or unique, and an explanation of the value or benefit that the person making the recommendation believes the candidate would provide us as a director;

•	a description of the candidate’s current positions and experience as a community leader;

•	a description of the candidate’s current positions and experience over the previous ten years as a director of a public company;

•

information regarding any business or personal relationships between the candidate and any of our or FCB’s customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the Securities and Exchange Commission’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past ten years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee considers the overall composition of the Board in light of our current and future needs and will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things: (1) business, professional, personal and educational background, skills, experience and expertise; (2) community leadership; (3) independence; (4) potential contributions to the Board that are unusual or unique; (5) knowledge of our organization and our and FCB’s respective operations; (6) personal financial interest in our and FCB’s long-term growth, stability, and success; (7) the performance and past and future contributions of our current directors, and the value of continuity and prior Board experience; (8) the existence of one or more vacancies on the Board; (9) the need for a director possessing particular attributes, skills, experience or expertise; (10) the role of directors in FCB’s business development activities; (11) diversity; and (12) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

While the Committee and our Board recognize the benefits derived from a Board composed of individuals who bring different attributes, experiences, and perspectives to the Board’s deliberations, they do not consider diversity for the sake of diversity to be a basis for the nomination, election or appointment of a director, and they have not adopted any written or mandatory diversity policy or criteria applicable to the director nominations process. Accordingly, in evaluating and selecting nominees, diversity is but one of the multiple factors considered by the Committee and the Board. For these purposes, they consider diversity to encompass a variety of characteristics of candidates, including, by way of example, academic background, business experience, geographic location within our banking markets, gender and race.

The Nominations Committee recommended to our Board of Directors that our current directors listed above under the caption “Nominees” be nominated for re-election for new terms of office.

Compensation Committee

Function.    Our Compensation Committee is a joint committee of FCB’s and our Boards of Directors. The Committee met six times during 2011.

Under its charter, and in addition to other duties that may be assigned to it from time to time by the Boards, the Committee reviews and provides overall guidance to the Boards regarding our executive compensation and benefit programs, and it assesses risks that may arise from our compensation plans, policies and practices that could have a material adverse effect on us or FCB. It makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and FCB’s Chief Executive Officer and other executive officers;

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons; and

•	cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In its review and consideration of compensation matters, the Committee works closely with our Chief Human Resources Officer and her staff. In considering compensation to be paid to our directors and our executive officers named in the Summary Compensation Table below, the Committee considers information provided by our Chairman and Chief Executive Officer, including, in the case of officers other than himself, information about those officers’ individual performance and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Boards make all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or FCB’s expense, and on terms (including fees) that it approves. Since 2005, the Committee has retained the services of Findley Davies, Inc., a Charlotte, North Carolina, compensation and benefits consulting firm. That relationship is reviewed each year, and the Committee may, if it chooses, request and consider proposals from other consulting firms. Under the terms of its engagement, Findley Davies meets early each year with the Committee Chairman and our Chief Human Resources Officer to discuss the Committee’s functions, to develop a calendar of activities for that year, and to discuss our annual and strategic plans, external pressures we are experiencing, and other factors that affect our executive and director compensation programs. It then meets with the full Committee to review and discuss a number of matters, including:

•

market trends in executive and director compensation, and surveys of executive salaries and total compensation (including short- and long-term incentives) and director compensation at similar companies;

•	our current executive and director compensation structures and any recommended changes, and the relationship between compensation levels and corporate and individual performance;

•	summaries of actual amounts and types of compensation and benefits, including perquisites, paid or provided to our individual executive officers; and

•	issues raised under Section 162(m) of the Internal Revenue Code.

Other than in an advisory capacity as described above, Findley Davies has no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts of executive or director compensation. However, based on the reviews and discussions described above, Findley Davies does make recommendations to the Committee regarding appropriate levels and elements of compensation for our executive officers and directors. Findley

Davies also assists in the preparation and review of disclosures in our proxy statements regarding executive compensation matters, including the discussion of our executive compensation program included below under the heading “COMPENSATION DISCUSSION AND ANALYSIS.” Findley Davies is retained by the Committee as its independent consultant and, during 2011, it did not provide other services for us or FCB.

Effect of Risk Management on Compensation. The Compensation Committee regularly reviews our general compensation philosophy and practices to determine the overall risk profile of our compensation program. As a part of that risk oversight process, on a quarterly basis the Committee reviews all our and FCB’s compensation plans, including all incentive and variable pay plans within specific divisions of FCB, to determine whether there are potential areas of risk that reasonably could be expected to have a material adverse effect on our business and financial results and to ensure continued oversight and mitigation of risk within our compensation practices.

None of our executive officers currently participate in any long- or short-term bonus or other cash or equity incentive plans. However, certain business units and divisions within FCB have incentive and variable pay plans that have unique structures, goals and reward levels. The Committee believes that none of those plans provide for award levels that are over-weighted to a specific unit or service and that a majority of those incentive plans have maximum payments or payout caps that the Committee believes protect our organization. Plans that do not have maximum payments or payout caps provide for award levels that the Committee believes are de minimis in relation to our organization. Based on its most recent review, the Committee believes that there are no material risk elements within the structure of our current plans that reasonably could be expected to have a material adverse effect on our business and financial results.

Compensation Committee Report

This report is submitted by the Compensation Committee, the members of which are named below. The Compensation Committee has:

•	reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement; and

•	based on that review and discussion, recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and Annual Report on Form 10-K.

The Compensation Committee:

Lucius S. Jones                    Daniel L. Heavner                    Robert E. Mason IV

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Philosophy and Objectives

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Committee attempts to both align our executive officers’ compensation with our long-term business philosophy and achieve our objectives of:

•	enabling FCB to attract and retain qualified executive officers;

•	providing compensation to our executive officers that is competitive with comparable financial services companies;

•	rewarding year-over-year performance and long-term loyalty; and

•	balancing business risk with sound financial policy and shareholder safety.

A foundation within our business philosophy is to provide a consistent financial return to shareholders through sound business decisions. This manifests itself in strong attention to the quality of our assets and the preservation of our assets through the management of risk, including potential risks that can arise in connection with various components of compensation programs, such as certain types of incentive compensation. For that reason, we do not maintain a structured or formal annual or long-term performance-based cash incentive program for executive officers. We also do not provide any equity-based compensation, or any arrangements under which compensation would be paid, or the vesting of any benefits would be accelerated, as a result of a change in control of our company. We attempt to provide reasonable annual cash compensation, and to reward long-term loyalty, while minimizing the risks that potentially exist with some of the other forms of compensation that can adversely influence business decisions by corporate executives.

The current components for our executive compensation program, which are listed in the following table, are consistent with our compensation philosophy. Potential risks to FCB associated with our program are monitored annually by the Committee. In reviewing the compensation program, the Committee believes there currently are no risks posed by our compensation plans, policies and practices that are likely to have a material adverse impact on us or FCB. The components of our 2011 executive compensation program are discussed in more detail in the narrative following the table.

Compensation Component	Purpose	Component Elements	Component Risk Profile

Base Salary	To provide fixed annual compensation that helps attract and retain associates	• Cash	Low

Retirement Benefits	To provide competitive level of retirement income for all employees	• Defined benefit pension plan • Matching contributions to Section 401(k) defined contribution plans	Low

Non-qualified Separation from Service Agreements	To retain and reward the long-term loyalty of key decision makers, and to assure continued loyalty following a separation from service	• Cash • Death Benefit	Low

Perquisites	To provide personal benefits to certain executive officers	• Installation and monitoring of home security systems • Staff services for personal business	Low

The specific amounts or values of each of those forms of compensation that we paid or provided to our current Chairman and Chief Executive Officer, Frank B. Holding, Jr., and certain of our other executive officers for 2011 are listed in this proxy statement in the Summary Compensation Table that follows this discussion.

The Process of Evaluating Executive Officer Compensation

Each year in January, our Compensation Committee reviews total compensation paid or provided to our executive officers, considers changes in the executive officers’ base salaries, and makes recommendations for salary increases to our and FCB’s Boards of Directors. After receiving the Committee’s recommendations, the Boards approve all executive officer salaries.

In reviewing executive officer base salaries, the Committee routinely considers:

•	the scope of the officers’ responsibilities,

•

market analyses provided by the Committee’s independent consultant that compare our executive officers’ salaries to compensation paid to persons in each officer’s position in similar financial services organizations,

•	our overall financial and operating performance,

•	general individual performance, and

•	internal equity of our executive officers’ current compensation.

The process of making base salary changes for executive officers is largely subjective. There are no specific measures or criteria by which the base salaries of our executive officers are directly tied to individual performance or our financial and operating performance. However, while there are no formal criteria for performance evaluation, base salary adjustments are reviewed with consideration given for overall business performance and each individual executive officer’s contributions to that success. Because base salary is the primary form of compensation paid to our executive officers during their employment, the Committee’s decisions each year regarding base salaries have had little, if any, effect on decisions regarding other types of compensation, other than with respect to benefits under separation from service agreements which are based on percentages of, and are amended from time to time to reflect increases in, base salaries.

In performing its duties, the Compensation Committee retains the services of Findley Davies, Inc. as its independent executive compensation consultant. Findley Davies assists the Committee in analyzing our compensation elements, trends in executive compensation, market pay for similar positions in comparable organizations, and the alignment of our executive compensation to our business objectives and work culture. During 2011, Findley Davies provided services only to the Compensation Committee, and it did not provide additional services for us or any of our subsidiaries.

As part of its engagement by and discussions with our Compensation Committee, Findley Davies prepared market and peer group analyses during December 2010 and December 2011 for our Compensation Committee that compared our executives’ base salary rates to the market and peer group median compensation paid by similar financial services organizations to their officers in similar positions. The analyses focused on:

•	base salary,

•	total cash compensation (which included base salary and annual cash incentive awards), and

•	total direct compensation (which included total cash compensation and the annualized cash value of long-term incentives).

We do not provide annual or long-term incentives, regular cash bonuses, or equity-based compensation to our executive officers. However, in recruiting and attempting to retain executive officers, we compete with organizations that do provide those additional compensation opportunities. As a result, the Compensation Committee believes that comparing our base salaries against only the base salaries paid by other organizations does not provide an accurate market comparison. For that reason, the Committee compares our executive officers’ base salary rates against market total cash compensation which takes into account cash compensation, in addition to base salaries, such as annual bonus payments and other such forms of cash compensation, that many other companies pay to their executive officers.

For purposes of the market analyses, Findley Davies used two nationally-recognized surveys of financial institution compensation specific to our executive officers’ positions. Our executive positions were compared to similar positions in similarly sized organizations. Findley Davies also performed a statistical analysis to mitigate the effect of asset size on the results of the comparison, providing a more accurate view of the market data.

In order to further understand the compensation marketplace in which we compete, Findley Davies also prepared peer group analyses that compared compensation paid to our executive officers against compensation paid to the executive officers of 19 other publicly traded financial institutions that have assets between $10 billion and $60 billion and that primarily concentrate on retail and business banking operations headquartered in the United States.

The financial institutions included in the 2011 peer group analysis were as follows:

Huntington Bancshares, Inc.	City National Corporation	Webster Financial Corporation
Zions Bancorporation	Associated Banc-Corp	Fulton Financial Corporation
First Niagara Financial Group, Inc.	East West Bancorp, Inc.	Wintrust Financial Corporation
Synovus Financial Corp.	Commerce Bancshares, Inc.	FirstMerit Corporation
First Horizon National Corporation	Cullen/Frost Bankers, Inc.	Susquehanna Bancshares, Inc.
BOK Financial Corporation	Hancock Holding Company	Valley National Bancorp
TCF Financial Corporation

Using the selected peer group, compensation data was compiled utilizing research from a nationally recognized proxy data research reporting company. As in the market analysis, the review focused on base salary, total cash compensation and total direct compensation.

Findley Davies reviewed our executive officers’ compensation as a percentage of the peer company median compensation for officers in the same positions with the peer companies.

The following table illustrates how the 2011 base salary rates of our executive officers named in the Summary Compensation Table on page 27 compared to the median 2010 compensation paid to the peer companies’ officers as reported in proxy statements.

	2011 Base Salary Rates of our Named Executive Officers as a Percentage of Peer Group:
	2010 Peer Group Median Base Salary	2010 Peer Group Median Total Cash Compensation	2010 Peer Group Median Total Direct Compensation
Our Chairman and CEO	99.79%	51.64%	36.62%
Our Chief Financial Officer	116.77%	67.14%	57.37%
All Named Executive Officers (excluding our Chairman and CEO)	127.47%	82.27%	59.26%

The comparison shows that the 2011 base salary rates of our named executive officers, as a percentage of the peer company data as reported for 2010, are at or above the median base salaries paid to officers in similar positions within the peer group. However, when compared to total cash compensation, the 2011 base salaries of our named executive officers are well below the median total cash compensation within the peer group.

We also reviewed our compensation against the peer group as a percentile by asset size. Within the peer group, our ranking by asset size was at the 57th percentile based on 2010 proxy data. The Committee believes that an appropriate compensation percentile ranking for our named executive officers’ base salaries, as compared to the peer organizations by asset size, is approximately the 50th percentile by asset size. The following table illustrates how the 2011 base salary rates of our named executive officers ranked as a percentile by asset size as compared against the other financial institutions included in the peer group analysis.

	2011 Base Salary Rates of our Named Executive Officers as a Percentile Ranking by Asset Size of:
	2010 Peer Group Median Base Salary		2010 Peer Group Median Total Cash Compensation		2010 Peer Group Median Total Direct Compensation
Our Chairman and CEO	49	th	16	th	1	st
Our Chief Financial Officer	59	th	20	th	4	th
All Named Executive Officers (excluding our Chairman and CEO)	77	th	27	th	10	th

The comparisons with the 2010 peer group median base salary and total cash compensation showed that our Chairman and Chief Executive Officer’s 2011 base salary rate is below our percentile ranking by asset size. The average of our other named executive officers’ 2011 base salary rates reflects base salary above our percentile ranking by asset size, but well below our percentile ranking by asset size when compared with the peer group total cash compensation.

The Committee also reviewed information prepared by Findley Davies regarding the relationship between compensation we pay our named executive officers and our company’s financial performance, compared to compensation paid by and the performance of the organizations included in the peer group. This analysis incorporated the following performance metrics:

•	Growth: one- and five-year growth in assets, deposits and loans, with the expectation that our performance will be equal to the average or median of the peer group;

•	Asset Quality: net charge-offs and non-covered non-performing asset ratio, with the expectation that our performance will be well above the peer group; and

•

Profitability: return on average assets and return on average equity, with the expectation that our performance will be below the peer group due primarily to our focus on balance sheet liquidity, asset quality and FCB’s ongoing expansion strategy.

That information tended to reflect that we generally compared favorably to the companies in the group with regard to performance we achieved at the compensation levels paid to our executive officers.

The Executive Compensation Components

Base Salaries.    As described above, base salaries represent the primary component of our executive compensation program, and we do not provide annual or long-term incentives, regular cash bonuses, or equity-based compensation. However, in recruiting and attempting to retain executive officers, we compete with organizations that do provide those additional compensation opportunities. For that reason, in considering adjustments in base salaries, the Committee compares our executive officers’ base salary rates against market total cash compensation (which takes into account base salaries as well as annual bonus payments and other forms of cash compensation). The Committee does not rely solely on market analyses and peer comparisons in establishing appropriate base salary levels, but it believes those analyses are helpful in determining whether our executive officers’ compensation is reasonable and competitive in relation to other similar organizations. The Committee believes that an appropriate competitive level for our executive officers’ base salaries, as compared to other organizations, is between the 150th percentage of market median base salary and the 100th percentage of market median total cash compensation.

In making its recommendation regarding 2011 and 2012 base salaries for our executive officers named in the Summary Compensation Table on page 27, the Committee considered our 2010 and 2011 financial and operating performance. The Committee believed that, given our operating philosophy and resulting risk profile and balance sheet structure, and FCB’s branch expansion, our 2010 and 2011 performance was generally comparable to that of peer organizations. Performance indicators considered by the Committee in its review included return on assets, return on equity, trends in non-interest income, loan growth, deposit growth and various asset quality measurements.

In considering the 2011 adjustment in base salary rate for our Chairman and Chief Executive Officer, the Committee took into account his 2010 total compensation, his scope of responsibility, our 2010 financial and operating performance, and the 2010 market analysis. Consideration for a 2012 adjustment in his base salary rate again took into account the same compensation and performance factors for fiscal year 2011.

In considering its recommendations for increases for 2011 in the base salaries of our other named executive officers, the Committee took into account their 2010 total compensation, the 2010 market analysis, general individual performance, and our Chairman’s recommendations. The Committee considered the same compensation and performance factors for fiscal year 2011 when considering 2012 salary adjustments for those same executives.

The following table shows the base salary rates and percentages of salary increases for our Chairman and Chief Executive Officer and our other named executive officers for 2010, 2011 and 2012. Our executive officers’ 2010 and 2011 base salary rates reflect their annual base salary rates approved by the Boards that became effective on April 1 of each year. Because the base salary rates did not become effective until April 1, the salary rates are higher than the dollar amounts of base salaries they actually received during 2010 and 2011 as listed in the Summary Compensation Table.

	2010 Base Salary Rate	Percentage Increase	2011 Base Salary Rate	Percentage Increase	2012 Base Salary Rate
Mr. F. Holding, Jr. Chairman and CEO	$858,000	2.68%	$881,500	3.2%	$910,000
Mr. K. Black Chief Financial Officer	$457,750	2.68%	$470,000	2.34%	$481,000
Mr. F. Holding Executive Vice Chairman	$995,114	0%	$995,114	0%	$995,114
Mr. E. Willingham IV President	$555,500	2.7%	$570,500	3.42%	$590,000
Ms. C. Yochem Executive Vice President	$553,215	2.71%	$568,206	2.25%	$581,000

The following tables show the 2011 and 2012 base salary rates of our named executive officers’ approved by the Compensation Committee as percentages of the market median base salary, total cash compensation and total direct compensation reflected in the 2010 and 2011 market analyses provided by Findley Davies.

	2011 Base Salary Rates of our Named Executive Officers, as a Percentage of:
	2010 Market Median Base Salary	2010 Market Median Total Cash Compensation	2010 Market Median Total Direct Compensation
Mr. F. Holding, Jr. Chairman and CEO	106%	58%	19%
Mr. K. Black Chief Financial Officer	102%	57%	24%
Mr. F. Holding Executive Vice Chairman	120%	65%	21%
Mr. E. Willingham President	106%	52%	24%
Ms. C. Yochem Executive Vice President	160%	120%	60%

	2012 Base Salary Rates of our Named Executive Officers, as a Percentage of:
	2011 Market Median Base Salary	2011 Market Median Total Cash Compensation	2011 Market Median Total Direct Compensation
Mr. F. Holding, Jr. Chairman and CEO	104%	53%	24%
Mr. K. Black Chief Financial Officer	103%	65%	35%
Mr. F. Holding Executive Vice Chairman	114%	58%	26%
Mr. E. Willingham President	114%	68%	59%
Ms. C. Yochem Executive Vice President	169%	90%	68%

The comparisons with the 2010 and 2011 market data show that the 2011 and 2012 base salary rates of our named executive officers are competitive with the market median base salaries, but they generally are well below the market median total cash compensation.

Bonuses. We do not have an annual bonus program and we do not regularly pay bonuses to our executive officers. However, our Chairman and Chief Executive Officer occasionally recommends, and the Compensation Committee considers payment of, a discretionary bonus for one or more individual executive officers based on particular performance achievements or other factors related to the retention of motivated and talented executive officers. The Committee takes into consideration the purpose and recommended amount for any discretionary bonus within the context of each executive officer’s total cash compensation.

No discretionary bonuses were paid to any of our current named executive officers during 2011.

Retirement Plans. We provide retirement benefits to our officers and employees under three qualified plans which include:

•	a defined benefit pension plan;

•	a Section 401(k) defined contribution plan; and

•	an enhanced Section 401(k) defined contribution plan.

During 2007, our Board approved changes to our retirement plan program with a fully effective date of January 1, 2008. These changes were recommended by a special committee of the Board and were designed to reduce the volatility of our pension plan while preserving the competitive retirement benefits we provide to our associates. The changes included the retention of our existing pension and 401(k) plans, now referred to as the “legacy plans”, and the addition of an enhanced 401(k) plan. Eligible associates hired on or before March 31, 2007, could make a one-time election during 2007 to:

•	continue to participate in both legacy plans, or

•

participate in the enhanced 401(k) plan rather than the legacy 401(k) plan, in which case they would continue to be participants in the pension plan, but their pension plan benefits accrued through December 31, 2007 would be frozen and no further benefits would accrue.

Our Executive Vice Chairman, Mr. F. Holding (who already had the maximum number of years of service that can be counted under the pension plan and, as indicated below, had begun receiving benefits under that plan) elected to participate in the enhanced 401(k) plan. All other current executive officers named in the Summary Compensation Table elected to remain in the legacy plans.

Our pension plan is a non-contributory final average pay pension plan. It has been available to all employees who had completed 1,000 hours of service within a calendar year and had reached age 21. A participant’s benefits under the plan become vested when he or she completes five years of service or when becoming totally and permanently disabled. As a result of the changes described above, new associates hired after March 31, 2007 do not become participants in the pension plan.

Monthly benefits paid from the pension plan are computed as straight life annuities beginning at age 65 and are not subject to deductions for Social Security benefits or any other offset amounts. Normal retirement age under the plan is the later of age 65 or completion of five years of service. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. Benefits are actuarially increased or reduced if the monthly benefit payments begin after or prior to age 65.

A participant’s benefit is based on his or her:

•

“average monthly compensation,” which is the participant’s highest average monthly covered compensation for any five consecutive plan years of service within the last ten completed years of service prior to retirement;

•	years of “creditable service,” which is the number of calendar years in which the participant completes 1,000 or more hours of service; and

•

“covered compensation,” which is the average of the participant’s Social Security taxable wage base for each year during the 35-year period ending with the year in which the employee attains Social Security retirement age.

We do not grant extra years of service to pension plan participants for purposes of calculating benefits.

A participant’s annual compensation covered by the plan includes base salary, overtime, and regular bonuses. However, under the Internal Revenue Service’s regulations, the maximum amount of covered compensation considered for 2011 in determining a participant’s benefit was $245,000.

The pension plan provides that a participant’s actual monthly benefit amount following retirement is calculated as follows:

•	1.2% of average monthly compensation multiplied by total plan years of service, not to exceed 35 years if hired on or after January 1, 2005, or 40 years if hired before that date; plus

•	0.65% of average monthly compensation in excess of one-twelfth of covered compensation multiplied by total plan years of service, not to exceed 35 years; reduced by

•	A service fraction that is the ratio of the number of months in a short plan year compared to the number of months in a full plan year.

Under the IRS’ regulations, the maximum annual benefit that may be paid to a retiring participant is $195,000. Participants may elect to receive retirement benefits in a joint and survivor annuity rather than a single life annuity. In those cases, the amount of the annual retirement benefit will be actuarially reduced. In cases of early retirement, a participant’s annual retirement benefits are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participants’ normal retirement date, unless a participant elects to defer receipt of benefits until he or she reaches age 65. In the case of participants whose employment continues after age 65, the annual retirement benefits, as well as the maximum permitted benefit amount, are actuarially increased.

Our legacy and enhanced Section 401(k) plans both are voluntary savings plans that provide vehicles for employees to defer a pre-tax portion of their compensation for retirement and receive an employer matching contribution on a portion of the voluntary deferral. Associates who were employed by us on or before March 31, 2007, are participants in one of the two Section 401(k) plans, depending on their elections as described above. In the case of associates who elected to participate in the enhanced Section 401(k) plan, account balances under the legacy plan were transferred to the associates’ accounts under the enhanced plan. Associates who were hired after March 31, 2007, may participate only in the enhanced plan. They become eligible to participate for purposes of their own voluntary contributions after one full month of employment, and they become eligible to receive the employer match following one full year of employment.

Under the IRS’ regulations, the maximum 2011 voluntary deferral was $16,500 for a participant under the age of 50, and $22,000 for a participant age 50 or older. Under the legacy Section 401(k) plan, we make a matching contribution to each participant’s account equal to 100% of the first 3%, and 50% of the next 3%, of the participant’s compensation that he or she defers, up to and including a maximum matching contribution of 4.5% of the participant’s eligible compensation, but not more than $11,025. Under the enhanced plan, we make a matching contribution to each participant’s account equal to 100% of up to 6% of the participant’s compensation that he or she defers. In addition, following the close of each plan year, we make a profit-sharing contribution under the enhanced plan to each eligible participant’s account equal to 3% of the participant’s eligible compensation, without regard to the amount of the participant’s voluntary deferrals. During 2011 the maximum matching contribution under the enhanced Section 401(k) plan was $14,700, and the maximum profit-sharing contribution under the enhanced plan was $7,350.

Eligibility requirements for participation and matching contributions, as well as investment opportunities, are the same in both the legacy and enhanced Section 401(k) plans.

Because Mr. F. Holding beneficially owns more than 5% of our voting stock, federal law required that he begin to receive distributions from the pension plan and Section 401(k) plan when he reached age 70 1/2.

Non-Qualified Separation from Service Agreements.    FCB has agreements with certain of its executive officers that provide for payments to them for a period of ten years following a separation from service that occurs no earlier than an agreed-upon age. Benefit provisions vest on the agreed-upon age; however, no payments begin until a separation from service occurs. The agreements are intended to help us retain and reward the long-term loyalty of officers who are key decision makers within our organization, and to assure their continued loyalty following a separation from service. Because payments will be made to the officers only if they continue in FCB’s’ employment until their agreements vest, the Committee believes the agreements help FCB retain its executive officers and are consistent with our objective of encouraging and rewarding long-term loyalty. The Committee also believes that the additional long-term benefit provided to our executive officers under the agreements helps to make our compensation program more competitive in light of the fact that we do not have any annual cash bonus, long-term incentive or equity-based compensation plans under which executive officers of other companies can build wealth.

Currently, each agreement vests at age 65 (or an earlier agreed-upon age), except the agreement with our Executive Vice Chairman, Mr. F. Holding. By approval of the Compensation Committee and our Board, Mr. F. Holding’s agreement vested on January 1, 2011.

In return for FCB’s’ payments, each officer has agreed to provide limited consultation services to, and not to compete against, FCB during the payment period. Payments begin six months and one week following separation from service. If an officer dies prior to separation from service, or during the payment period following separation from service, the payments under his or her agreement will be made to the officer’s designated beneficiary or estate. There are no early vesting rights or change in control provisions under the agreements, and FCB may terminate an officer’s agreement at any time prior to the vesting date. If an officer’s agreement is terminated, or the officer’s employment terminates before the age provided in his or her agreement, or another date agreed to by FCB, for any reason other than death, all rights under his or her agreement will be forfeited. The agreements do not provide for any non-cash benefits.

Our Chairman and Chief Executive Officer recommends officers to the Compensation Committee to be considered for an agreement, and he recommends the amount of monthly payments for each officer’s agreement. The Committee considers the recommendation in the context of the officer’s position and other compensation and, if it concurs, it recommends approval to the Boards of Directors. The amounts of payments provided for in the agreements generally are calculated as a percentage, ranging from 25% to 60%, of an officer’s base salary at the time his or her agreement is approved. From time to time the agreements may be amended to change the amounts and/or percentages used in the calculation of payments in order to reflect increases in officers’ base salaries. Those adjustments are recommended by the Chairman and Chief Executive Officer to the Committee for consideration and recommendation to the Boards of Directors.

In January 2011, existing agreements were amended for Mr. F. Holding, Jr. and certain other executive officers. These amended agreements were approved by the Committee and the Board of Directors. The amendments reflect the increase in the officers’ base salaries approved by the Committee and the Board of Directors effective April 1, 2011.

Personal Benefits.    We do not provide an extensive array of perquisites or personal benefits to our executive officers, other than benefits (including individual and family group insurance coverages) that are available generally to all our employees. However, from time to time certain of our executive officers do receive, or we may treat them as having received, other non-cash benefits that are not directly related to the performance of their duties as executive officers or that otherwise confer a benefit that has a personal aspect. Benefits of that type that our executive officers named in the Summary Compensation Table received, or that we treat them as having received, during 2011 included:

•	services of staff personnel that we attribute to certain officers’ personal business; and

•

installation of a security system in the residence of our President, and monitoring and maintenance of security systems in the residences of our Chairman and Chief Executive Officer and our President, under our risk management program.

As part of its review of our executive officers’ overall compensation each year, the Compensation Committee reviews personal benefits being provided, or proposed to be provided, to executive officers, and it recommends to the Boards of Directors whether those benefits should be approved or continued. During 2005, our Compensation Committee approved, and recommended to the Boards of Directors, a policy under which FCB will, as deemed advisable, install, maintain and monitor security systems in the homes of certain executive officers as part of our risk management program. Under the policy, each officer in whose home FCB installs a security system would purchase that equipment from FCB, at its depreciated book value, following retirement or other termination of employment. The Board concluded that the safety of our key executive officers is a business concern, and it approved the recommended policy. During 2011, FCB maintained and monitored a previously installed security system in the residence of our Chairman and Chief Executive Officer, Mr. F. Holding, Jr., and installed and monitored a new security system in the residence of our President, Mr. E.Willingham.

As described in the Summary Compensation Table, Mr. F. Holding, our Executive Vice Chairman, is the only executive officer who received personal benefits during 2011 for which our incremental costs exceeded an aggregate of $10,000. Those benefits consisted solely of personal services provided by staff employees. The estimated amount of those benefits listed in the Summary Compensation Table is based on our estimates of staff time devoted to those services and FCB’s compensation and benefits expense related to those employees.

Tax and Accounting Implications; Deductibility of Executive Compensation

Internal Revenue Service regulations disallow a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid to their chief executive officers and four other most highly compensated named executive officers. The Compensation Committee considers the impact of those regulations in connection with its decisions regarding the compensation of our executive officers. The Committee has determined that our Executive Vice Chairman’s 2011 compensation exceeds the deductibility limits of Section 162(m) and, to that extent, will have an effect on our income tax liability.

EXECUTIVE OFFICERS

We consider our and FCB’s officers who are listed below to be our current executive officers. Each individual is subject to re-election as an officer each year.

Name and Age	Positions With Us and FCB

Frank B. Holding, Jr. 50	FCB’s and our Chairman since February 2009; FCB’s and our Chief Executive Officer since January 2008; IronStone Bank’s Chief Executive Officer from February 2009 to January 2011; our and FCB’s President from 1994 to February 2009. Employed by FCB since 1984.

Frank B. Holding 83	FCB’s and our Executive Vice Chairman. Employed by FCB since 1957.

Edward L. Willingham IV 57	FCB’s and our President since February 2009; Executive Vice President of FCB from 1992 to February 2009. Employed by FCB since 1987.

Kenneth A. Black (59) 59	Our Vice President, Treasurer and Chief Financial Officer; FCB’s Executive Vice President, Treasurer and Chief Financial Officer; IronStone’s Senior Vice President and Treasurer until January 2011. Employed by FCB since 1987.

Hope Holding Connell 49	FCB’s and our Vice Chairman since January 2011; President of IronStone Bank from 2006 until January 2011; FCB’s Executive Vice President from 2002 until January 2011. Employed by FCB since 1986.

James E. Creekman 64	Our Secretary; FCB’s Secretary and Group Vice President - Legal Services; IronStone Bank’s Secretary and Vice President until January 2011. Employed by FCB since 1991.

Lou Jones Davis 59	FCB’s Executive Vice President and Chief Human Resources Officer. Employed by FCB since 1997.

Donald P. Geaslen 54	FCB’s Chief Governance Officer since January 2010 and Executive Vice President since 2004; FCB’s General Auditor from 2004 until December 2009; IronStone Bank’s Senior Vice President from 2004 until January 2011. Employed by FCB since 2004. Previously served as Senior Vice President and Audit Director for Wachovia Bank, Charlotte, NC from 1999 to 2004.

Barry P. Harris IV 57	Our Vice President and Chief Legal Officer, and FCB’s Executive Vice President and Chief Legal Officer, since January 2012. Previously, practicing attorney with Ward and Smith, P.A., Raleigh, NC from 2005 to January 2012; Chief Counsel, Banc of America Investment Services, Inc., Charlotte, NC (previously NationsSecurities, Inc.) from 1994 to 2004; and Associate General Counsel, NationsBank, Charlotte, NC from 1992 to 1994.

Ricky T. Holland 58	FCB’s Executive Vice President and Chief Credit Officer since October 2007; IronStone Bank’s Group Vice President from 2006 to 2011, Chief Credit Officer from 2007 to 2011, and Senior Vice President and Regional Business Executive from 2002 until 2006. Employed by Ironstone or FCB from 1993 to 2000 and from 2002 to the present. From 2000 until to 2002, Mr. Holland served first as Senior Vice President, and then President, of Q4i, Inc., a Dallas, TX, software company. After Mr. Holland left that company, an involuntary petition in bankruptcy was filed against it during 2003.

Donald E. Preskenis 45	FCB’s Executive Vice President and General Auditor since March 2010; FCB’s Senior Vice President and Senior Audit Manager from May 2005 to March 2010. Employed by FCB since 2005. Previously served as Internal Auditor for MassHousing Financing Agency, a state housing agency, from 2004 to 2005, and as Vice President and Regional Audit Manager of Sovereign Bank from 2000 to 2004.

Carol B. Yochem 52	FCB’s Executive Vice President and Wealth Management Segment Manager since September 2005; IronStone’s Senior Vice President until January 2011. Employed by FCB since 2005. Previously served as Executive Vice President for SunTrust Bank, Nashville, TN from 2001 to 2005.

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and certain other compensation paid or provided to or deferred by the named executive officers for 2011, 2010 and 2009. Our executive officers are compensated by FCB for their services as officers, and they receive no separate salaries or other compensation from us for their services as our officers. Our executive officers are employed on an “at will” basis and are subject to re-election as officers each year. We do not have any incentive or other plans under which cash or equity grants or awards are made to executive officers. As a result, base salary is the largest component of each current executive officer’s total compensation actually received by them each year.

SUMMARY COMPENSATION TABLE

Name and Principal Position During 2011 (1)	Year	Salary (3)	Bonus	Change in Pension Value (4)	All Other Compensation (5)	Total
Frank B. Holding, Jr. Chairman and Chief Executive Officer	2011	$875,750	$-0-	$960,332	$11,025	$1,847,107
	2010	856,375	-0-	193,256	11,025	1,060,656
	2009	749,009	-0-	75,451	11,025	835,485

Kenneth A. Black Executive Vice President and Chief Financial Officer	2011	466,951	-0-	436,493	11,025	914,469
	2010	435,601	-0-	195,064	11,025	641,690
	2009	369,154	-0-	107,672	11,025	487,851

Frank B. Holding Executive Vice Chairman	2011	995,114	-0-	387,093	53,804	1,436,011
	2010	995,114	-0-	545,046	52,879	1,593,039
	2009	995,114	-0-	649,206	51,836	1,696,156

Edward L. Willingham IV (2) President	2011	566,750	-0-	570,888	11,025	1,148,663
	2010	554,125	-0-	174,748	11,025	739,898
	2009	483,344	-0-	87,708	11,025	582,077

Carol B. Yochem Executive Vice President and Wealth Management Manager	2011	564,459	-0-	204,728	11,025	780,212
	2010	550,503	-0-	111,624	11,025	673,152
	2009	542,367	-0-	51,282	11,025	604,674

(1)	Messrs. F. Holding and F. Holding, Jr. served as members of our Board of Directors during 2011, but they received no additional compensation for their services as directors.
(2)	Mr. Willingham was appointed to serve as President effective on February 25, 2009.
(3)	Includes the amounts of salary deferred at each officer’s election under our Section 401(k) plan. As described under the heading “TRANSACTIONS WITH RELATED PERSONS,” FCB is reimbursed for portions of Mr. F. Holding’s salary by First Citizens Bank and Trust Company, Inc., Columbia, SC, and Southern Bank and Trust Company, Mount Olive, NC, pursuant to separate agreements between FCB and those banks.
(4)	“Change in Pension Value” does not reflect amounts actually received by any officer. It represents the aggregate of the increase for each year in (a) the actuarial present value of the officers’ accumulated benefits under our defined benefit pension plan, and (b) the present value of monthly payments to be made to the officers in the future for a period of ten years following their separation from service at specified ages under agreements between them and FCB. As further described below under the caption “Pension Benefits and Separation from Service Payments,” present values of those benefits and payments are determined each year as of December 31 in order to reflect the amounts of our future obligations to the named officers under the pension plan and those agreements in our consolidated financial statements. They are calculated based on a number of assumptions, including assumptions regarding future events, as well as a rate of interest used to discount future benefits and payments to present values. Under financial and pension accounting principles, those assumptions and the discount rate change from time to time, which can result in increases or decreases in present values. The discount rates used for calculating the present values for each year covered in the table were 4.75% for 2011, 5.50% for 2010, and 6.00% for 2009. For 2011, the increase in the present values of pension benefits resulted primarily from a reduction in the discount rate used in determining present values and, in the case of the separation from service agreements, from a combination of a reduction in the discount rate and amendments to those agreements during 2011 to reflect increases in the officers’ respective base salaries since the dates of their previous agreements. Present value amounts could decrease in future years if discount rates increase or there are changes in other assumptions. The separate amounts for each officer under the pension plan and the separation from service agreements are listed in the following table.

	F.B. Holding, Jr.	K.A. Black	F.B. Holding		E.L. Willingham	C.B. Yochem
2011:
Increase in actuarial present value of accumulated benefits under pension plan	$142,295	$176,047	$237,277	(a)	$165,295	$54,263
Increase in present value of future monthly payments under separation from service agreements	818,037	260,446	149,816		405,593	150,465

Aggregate increase	$960,332	$436,493	$387,093		$570,888	$204,728

2010:
Increase in actuarial present value of accumulated benefits under pension plan	$94,785	$134,151	$212,658	(a)	$120,548	$34,668
Increase in present value of future monthly payments under separation from service agreements	98,471	60,913	332,388		54,200	76,956

Aggregate increase	$193,256	$195,064	$545,046		$174,748	$111,624

2009:
Increase in actuarial present value of accumulated benefits under pension plan	$43,013	$78,856	$153,605	(a)	$65,622	$21,288
Increase in present value of future monthly payments under separation from service agreements	32,438	28,816	495,601		22,086	29,994

Aggregate increase	$75,451	$107,672	$649,206		$87,708	$51,282

(a)	The amount shown for 2011 is the total of the increase in the actuarial present values of Mr. F. Holding’s accumulated benefits under the pension plan ($17,137), plus the amount of distributions he received under the plan during that year ($220,140). The amounts shown for 2010 and 2009 are net amounts based on decreases during each year in the actuarial present values of Mr. F. Holding’s accumulated benefits under the pension plan (decreases of $7,482 for 2010, and $66,535 for 2009), plus the amounts of distributions he received under the plan during each year (distributions of $220,140 for each year).

(5)	The following table describes each officer’s “Other Compensation” for 2011.

Description	F.B. Holding, Jr.	K.A. Black	F.B. Holding	E.L. Willingham	C.B. Yochem
FCB’s’ matching and profit sharing contributions for the officers’ accounts under our Section 401(k) plans	$11,025	$11,025	$22,050	$11,025	$11,025
Estimates of FCB’s incremental costs related to personal benefits (a)	—	—	31,754	—	—

Total Other Compensation	$11,025	$11,025	$53,804	$11,025	$11,025

(a)	From time to time our executive officers, including those named in the tables above, receive, or we may treat them as receiving, various non-cash personal benefits. Mr. F. Holding was the only named officer who received personal benefits during 2011 for which we believe our aggregate incremental cost exceeded $10,000, and, for that reason, he is the only officer for whom an amount for personal benefits is included in “Other Compensation.” His 2011 personal benefits included in the table above consisted solely of personal services provided by staff personnel. The estimated amount of those benefits is based on our estimates of staff time devoted to his personal business and our compensation and benefit expense related to those employees. We also provide our officers with group life, health, medical and other insurance coverages for themselves and their spouses and families on the same terms as those coverages are provided to all full-time employees. The cost of that insurance is not included in the table.

Pension Benefits and Separation from Service Payments

We have a defined benefit pension plan that covers all of our eligible employees who were hired on or before March 31, 2007, and under which benefits are provided to plan participants following their retirement. In addition, FCB has separation from service agreements with certain of our executive officers which provide for payments to them for a period of ten years following their separation from service at specified ages. The pension plan and the separation from service agreements are described under the heading “COMPENSATION DISCUSSION AND ANALYSIS.” The following table provides information about benefits under the pension plan and the agreements for each of our executive officers named in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
Frank B. Holding, Jr.	Pension plan	28	$572,474	$-0-
	Separation from service agreement	N/A	1,473,566	-0-

Kenneth A. Black	Pension plan	24	890,734	-0-
	Separation from service agreement	N/A	816,226	-0-

Frank B. Holding	Pension plan	40	2,045,123	220,140	(4)
	Separation from service agreement	N/A	4,419,470	-0-

Edward L. Willingham IV	Pension plan	24	769,932	-0-
	Separation from service agreement	N/A	839,073	-0-

Carol B. Yochem	Pension plan	6	158,050	-0-
	Separation from service agreement	N/A	691,000	-0-

(1)	Years of credited service under the pension plan are as of December 31, 2011. Mr. F. Holding has 55 actual years of service. However, the maximum years of service that may be counted in calculating benefits under the pension plan is 40 years or, in the case of participants hired after January 1, 2005, 35 years. Payments under the separation from service agreements are not determined on the basis of years of credited service.
(2)	The amounts shown for the pension plan reflect the actuarial present value of each officer’s accumulated benefit as of December 31, 2011. Those amounts were determined using the same interest rate and mortality rate assumptions as were used in our consolidated financial statements. We used a discount rate of 4.75% and, except as described below for Mr. F. Holding, we assumed that each officer will remain an active employee until, and will retire at, normal retirement age under the plan (65). We assumed that Mr. F. Holding will retire at his current age. We assumed that each officer will elect to receive benefits based on a single life annuity or, in the case of Mr. F. Holding, a joint and survivor annuity (which is the basis on which his benefits currently are being paid). No pre-retirement decrements were applied.
(3)	The amounts shown for the separation from service agreements reflect the present values, as of December 31, 2011, of future payments under those agreements. Those amounts were determined using the same assumptions as were used in our consolidated financial statements. We used a discount rate of 4.75%, and the monthly payment amounts called for by each officer’s agreement (as in effect on December 31, 2011) that would be made to him or her (or his or her beneficiary) in the future over the ten-year payment term that begins six months and one week following separation from service at his or her agreed-upon age. In calculating those amounts, we assumed that each officer will remain an active employee until, and his or her payments will begin after, the age specified in his or her agreement. As described in the discussion of these agreements under the heading “COMPENSATION DISCUSSION AND ANALYSIS,” amounts of payments generally are calculated as a percentage of each officer’s base salary at the time his or her agreement is approved and, from time to time, the agreements may be amended to adjust payment amounts based on then-current base salary amounts and the percentages of base salary used in the computation. During February 2011, the agreements with Mr. F. Holding, Jr., Mr. Black, Mr. Willingham and Ms. Yochem were amended to reflect increases in their base salaries since the dates of their previous agreements. The monthly payment amounts provided for under the named officers’ agreements as of December 31, 2011 were as follows: Mr. F. Holding, Jr.—$33,056; Mr. Black—$11,750; Mr. F. Holding—$49,756; Mr. Willingham—$14,263; and Ms. Yochem—$14,205.
(4)

Mr. F. Holding was required by federal law to begin receiving distributions under our pension plan after he reached age 70 1/2. He remains actively employed by FCB. His amount reflects distributions he received during 2011.

On December 31, 2011, Mr. F. Holding, Jr., Mr. Black and Mr. Willingham were eligible for early retirement under the pension plan. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. If a participant retires early, his or her annual benefits under the pension plan are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participants’ normal retirement date, unless the participant elects to defer receipt of benefits until he or she reaches age 65. As indicated in the table above, Mr. F. Holding was required by federal law to begin receiving distributions of benefits under the pension plan when he reached age 70 1/2.

Potential Payments upon Termination

Current Executive Officers.    The only contracts, agreements, plans or arrangements in effect during 2011 under which payments or other benefits will be made or provided to any of our current executive officers named in the Summary Compensation Table in connection with a termination of their employment or a change in their responsibilities were:

•	our pension plan and Section 401(k) plans which cover all of our eligible employees;

•	the separation from service agreements between FCB and certain of our senior officers under which payments will be made following an officer’s separation from service after a stated age;

•	our group insurance plans under which disability and death benefits are provided to all of our eligible employees; and

•	the agreement described below with Carol B. Yochem.

There are no agreements with any of our current executive officers under which payments would be made as a result of a change in control of our company or FCB.

Payments and benefits under our pension plan and the separation from service agreements are described above under the caption “Pension Benefits and Separation from Service Payments.” An employee’s death benefit under our group life insurance plans provided by FCB equals the employee’s annual salary, with a maximum benefit of $600,000.

Under an agreement with Ms. Yochem when she was first employed during 2005, FCB has agreed that, if any of the “triggering events” described below occur, it will make a lump-sum severance payment to her equal to her annual base salary rate. A triggering event will have occurred if:

•	Ms. Yochem’s employment is terminated without cause;

•	her base salary is reduced below her beginning annual rate of $460,000;

•

her life, medical or hospitalization or disability insurance, or similar benefits, including any retirement plan, are reduced in level, scope or coverage, or are eliminated without being replaced with substantially similar plans or benefits, unless that action applies proportionately to all salaried employees who participate in those benefits or plans;

•	she is transferred to a job location more than 30 miles from her initial principal work location; or

•	her position is eliminated, or her employment is changed in any material respect such that she no longer serves in her initial position with FCB or in a position with similar duties.

If any of those events had occurred on December 31, 2011, the amount of FCB’s lump-sum payment to Ms. Yochem would have been $568,206.

DIRECTOR COMPENSATION

The following table describes our standard schedule of fees paid to our non-employee directors for their one-year terms of office following our 2011 Annual Meeting.

Description	Amount
Annual retainer paid to each of our directors	$30,000
Additional annual retainer paid to Mr. Durham, the Chairman of our Audit and Compliance Committee and the Audit Committee Financial Expert	40,000
Additional annual retainer paid to Mr. Jones, the Chairman of our Compensation Committee	7,500
Additional annual retainer paid to Mr. Newcomb, the Chairman of our Nominations Committee	5,000
Fee for attendance in person at meetings of our and FCB’s Boards	1,500
Fee for attendance in person at meetings of our and FCB’s Board committees	1,000
Fee for attendance via teleconference at meetings of our and FCB’s Boards and/or committees	500

Fees are paid for each meeting attended by our directors, regardless of whether those meetings are held on the same day as other meetings. However, only one meeting fee is paid for attendance at a joint meeting. For example, a director who attended a joint meeting of our and FCB’s Boards in person during 2011 was paid for one meeting. The separate annual retainers paid to the Chairman of our Audit and Compliance Committee (who is designated as our “audit committee financial expert”) and the Chairmen of our Compensation Committee and Nominations Committee are in recognition of the additional duties and responsibilities required by those positions. Directors who also serve as our or FCB’s officers or employees do not receive any compensation for their service as directors. The Boards have not yet considered whether any changes will be made in the above standard fees for 2012.

In addition to our standard fees, during 2011 certain of our non-employee directors received other compensation from FCB as described below.

•

George H. Broadrick died during April 2011. Since his retirement as our and FCB’s President during 1987, he had received payments under an agreement that he provide continuing consulting services to, and not compete with, FCB during the term of the payments. At the time of his death, he was receiving payments of $7,500 per month, and FCB was providing him with office space and administrative assistance reasonably necessary in providing his consulting services under the agreement. Following his death, the payments were made to his surviving spouse until the agreement expired during August 2011.

•

During January 2011, James M. Parker retired from active employment as our and FCB’s Executive Vice Chairman and Chief Operating Officer of IronStone Bank, but he continues to serve as a member of our and FCB’s Boards. During March 2011, he entered into a Consulting Agreement with FCB under which he agreed to provide advisory and consulting services to FCB relating to the areas of his responsibility during his employment for up to 80 hours per month, beginning in March and for the remainder of 2011 and for which he was paid $10,000 per month. The agreement expired on December 31, 2011. Also, as described in this proxy statement under the heading “COMPENSATION DISCUSSION AND ANALYSIS,” FCB and IronStone (which has been merged into FCB) have non-qualified separation from service agreements with certain of our executive officers which provide for payments to the officers following their separation from service at agreed on ages. In addition to benefits under our defined benefit pension plan, following his retirement Mr. Parker began receiving payments aggregating $24,432 per month for a period of ten years under his agreements with IronStone.

•

During 2011, Lucius S. Jones and Robert T. Newcomb served on FCB’s local advisory boards in their communities. They received fees totaling $375 and $125, respectively, for attendance at advisory board meetings.

The following table summarizes the compensation received by our non-employee directors for 2011.

2011 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	All Other Compensation	Total
John M. Alexander, Jr.	$50,500	$-0-	$50,500
Carmen Holding Ames	36,000	-0-	36,000
Victor E. Bell III	59,500	-0-	59,500
George H. Broadrick	1,500	30,000 (2)	31,500
Hubert M. Craig III	48,500	-0-	48,500
H. Lee Durham, Jr.	99,500	-0-	99,500
Daniel L. Heavner	51,000	-0-	51,000
Lucius S. Jones	56,875	-0-	56,875
Robert E. Mason IV	46,000	-0-	46,000
Robert T. Newcomb	53,125	-0-	53,125
James M. Parker	44,000	222,163 (2)	266,163
Ralph K. Shelton	46,000	-0-	46,000

(1)	Frank B. Holding, Jr., Frank B. Holding and Hope Holding Connell are not listed in the table. They served as directors during 2011 but were compensated as executive officers of FCB and received no additional compensation for their services as directors.
(2)	Reflects payments under the separate agreements described in the narrative above.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Audit and Compliance Committee, on an ongoing basis, reviews and approves certain transactions, arrangements or relationships in which we or FCB or any of its subsidiaries are a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our voting stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers:

•

any transactions, arrangements or relationships, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and

•

charitable contributions or gifts, or series of charitable contributions or gifts (whether in cash or in-kind in the form of property or services), by us or FCB to any eleemosynary or other non-profit organization in which a related person is a director or executive officer (other than a non-management director or advisory director) or is known to have some other material relationship and in which the aggregate dollar amount involved exceeds or will exceed (including periodic installments, and all other such contributions made during the same year) the greater of $200,000 or 5% of that organization’s gross revenues for the current year.

The transactions covered by the policy generally include loans, but the policy does not cover loans made by FCB in the ordinary course of its business that are subject to banking regulations relating to “insider loans” and that are required to be approved by a majority vote of FCB’s Board of Directors. The policy also does not cover compensation paid to our executive officers, or to an immediate family member of a related person, that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Compensation Committee. Transactions and relationships in the ordinary course of FCB’s business involving its provision of services as a depositary of funds, or similar banking or financial services or customer relationships, are not required to be approved by the Committee. However, the Committee has directed FCB’s Chief Compliance Officer to review and monitor those transactions and relationships with our related persons on an ongoing basis and make periodic reports to the Committee.

Individual transactions under ongoing relationships in which we or FCB regularly obtain products or services from related persons in connection with our business operations are not required to be separately approved. Rather, the Committee approves the entry into any new relationships and then monitors those relationships on an ongoing basis. Similarly, in the case of the ongoing relationships described below under the caption “Related Person Transactions During 2011” under which FCB provides various operations, data processing and other business services to the named banks under multi-year service agreements, the Committee approves the entry into any new agreement, or the renewal of any existing agreement. However, during the terms of the agreements, the Committee is not required to pre-approve the periodic addition, deletion or modification of services, or pricing or other changes, under the agreements. FCB’s Chief Compliance Officer reviews and evaluates all such proposed individual changes and reports those actions to the Committee.

In its review of related person transactions or charitable gifts, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction or charitable gift unless and until it has concluded to its satisfaction that the transaction or gift:

•	has been or will be agreed to or engaged in on an arm’s-length basis;

•	is or will be on terms that are fair and reasonable to us or FCB; and

•	is in our or FCB’s best interests.

Related Person Transactions During 2011

FCB has had, and expects to have in the future, banking transactions in the ordinary course of its business with certain of its and our current directors, nominees for director, executive officers, principal shareholders, and other related persons. All loans included in those transactions during 2011 were made in the ordinary course of FCB’s business on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features. On December 31, 2011, the aggregate outstanding balance of loans and leases to our and FCB’s directors and officers, their immediate family members, and business and other entities they control, was approximately $1.5 million, and FCB had an aggregate of approximately $4.3 million in unfunded loan commitments to those persons (exclusive of outstanding and available balances on credit card lines of less than $15,000 and overdraft checking lines of less than $5,000).

In addition to its primary business of providing traditional loan, deposit and other banking services to individuals and businesses, FCB (through departments operating under the trade names “InfoTech Alliance Bank Services” and “First Shareholder Services,” and through FCB’s corporate trust department and other departments) regularly provides a variety of ongoing business, data processing, bank operations, corporate trust and other services to other banks and financial institutions and their parent holding companies pursuant to service agreements with those institutions. FCB has engaged in that line of business for more than 20 years and currently provides certain of those services in the ordinary course of its business to approximately 56 different “Client Banks,” including First Citizens Bank and Trust Company, Inc., Columbia, South Carolina (“FCB/SC”), Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), and The Heritage Bank, Lucama, North Carolina (“Heritage”). The services provided by FCB to each of those banks include, among others, some or all of the following services: item and account processing services, clearing of incoming and outgoing items, maintenance of loan and deposit systems, securities portfolio management services, stock transfer and registrar services, management consulting services (including, in the case of FCB/SC and Southern, the services of Frank B. Holding as director), and services as trustee for Southern’s, Fidelity’s and Heritage’s pension plans and Section 401(k) plans. Under FCB’s service agreements with those banks, services are added and deleted, or are narrowed or expanded, from time to time. Aggregate fees billed by FCB for all those services during 2011 totaled approximately $23,463,000 for FCB/SC, $4,873,000 for Southern, $5,185,000 for Fidelity, and $1,014,000 for Heritage, in each case including amounts attributable to FCB’s reimbursable out-of-pocket costs for telecommunications, postage and courier services related to the services provided. Of the amounts billed to FCB/SC and Southern, $133,963 and $108,836, respectively, represented reimbursement to FCB for a portion of Mr. F. Holding’s salary paid by FCB. Mr. F. Holding receives no salary, directors’ fees, or other compensation directly from FCB/SC or Southern for the services he renders to them.

Mr. F. Holding is one of our principal shareholders and also is a principal shareholder of the parent holding companies of FCB/SC, Southern, Fidelity and Heritage, and he is a director of FCB/SC and Southern. Frank B. Holding, Jr., who is our Chairman and Chief Executive Officer, also is a director of Heritage. Hope Holding Connell, who is our executive officer and director, also serves as a director of Southern. Carmen Holding Ames, who is our director, also is a director of FCB/SC and Fidelity. Our Audit and Compliance Committee has reviewed and approved the above agreements and monitors FCB’s ongoing relationships with the affiliated banks, but, as explained above, our policy is that individual transactions under or changes (such as changes in services or pricing) in those agreements are to be reviewed and evaluated by FCB’s Chief Compliance Officer and reported to the Committee.

Our investment securities available for sale include an equity investment in FCB/SC’s parent company, First Citizens Bancorporation, Inc., which we have held for over 20 years and which had a carrying value (based on the per share price of the stock quoted on the OTC Bulletin Board) of $14,777,000 at December 31, 2011, as compared to approximately $18,381,000 and $14,633,000 at December 31, 2010 and 2009, respectively.

Hope Holding Connell, our and FCB’s director and Vice Chairman, is the daughter of our director and executive officer, Frank B. Holding, and the sister of our Chairman and Chief Executive Officer, Frank B. Holding, Jr. The following table contains information about Ms. Connell’s compensation for 2011, 2010 and 2009. Since she is an executive officer, her compensation each year is reviewed by our Compensation Committee, and recommended by the Committee to our Board for approval, under the same process that applies to all our other executive officers, and it is not separately reviewed or approved by the Audit and Compliance Committee under our related person transaction policy.

Name and Principal Position During 2011 (1)	Year	Salary (2)	Bonus	Change in Pension Value (3)	All Other Compensation (4)	Total
Hope Holding Connell Vice Chairman	2011	$488,284	$-0-	$444,186	$11,025	$943,495
	2010	381,364	-0-	129,714	11,025	522,103
	2009	310,500	-0-	58,358	11,025	379,883

(1)	Ms. Connell served as a member of our and FCB’s Boards of Directors during each year but she received no additional compensation for her services as a director.
(2)	Includes the amount of salary deferred at Ms. Connell’s election under our Section 401(k) plan.
(3)	Amounts reflect the aggregate of the increase for each year in (a) the actuarial present value of Ms. Connell’s accumulated benefit under our defined benefit pension plan (increases of $139,379 for 2011, $94,265 for 2010, and $47,297 for 2009), and (b) the present value of monthly payments to be made to Ms. Connell in the future for a period of ten years following her separation from service at age 65 or an earlier agreed-upon date under a separate agreement between her and FCB (increases of $304,807 for 2011, $35,449 for 2010, and $11,061 for 2009). On December 31, 2011 and 2010, the actuarial present values of Ms. Connell’s accumulated pension plan benefits were $537,000 and $397,621, respectively, and the present values of future payments under her separation from service agreement were $530,208 and $225,401, respectively. The actual monthly payment amount provided for in her separation from service agreement as of December 31, 2011 was $12,875. An amendment to the agreement was executed during February 2011 to reflect increases in Ms. Connell’s base salary since the date of the previous agreement.
(4)	The listed amount reflects matching contributions made by FCB on Ms. Connell’s behalf under our Section 401(k) plan. From time to time our executive officers, including Ms. Connell, receive, or we may treat them as receiving, various non-cash personal benefits. Ms. Connell did not receive personal benefits during 2011 for which we believe our aggregate incremental cost exceeded $10,000, and her “Other Compensation” listed in the table does not include any amount for personal benefits. We provide our officers with group life, health, medical and other insurance coverages for themselves and their spouses and families on the same terms as those coverages are provided to all full-time employees. The cost of that insurance is not included in the table.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our Class A Common or Class B Common on the Record Date for the Annual Meeting.

	Beneficial Ownership
	Class A Common			Class B Common
Name and Address of Beneficial Owner	Number of Shares (2)		Percentage of Class (3)	Number of Shares (2)		Percentage of Class (3)	Percentage of Total Votes (3)
Carmen Holding Ames 4300 Six Forks Road Raleigh, NC 27609	962,558	(4)	11.14%	594,277	(4)	36.24%	30.02%

Carson H. Brice 4300 Six Forks Road Raleigh, NC 27609	144,094	(5)	1.67%	117,613	(5)	7.17%	5.81%

Claire H. Bristow 1225 Lady Street Columbia, SC 29201	144,987	(5)	1.68%	115,191	(5)	7.02%	5.70%
Hope H. Connell 4300 Six Forks Road Raleigh, NC 27609	151,900	(6)	1.76%	133,337	(6)	8.13%	6.55%
Frank B. and Ella Ann Holding 409 East Market Street Smithfield, NC 27577	2,561,194	(7)	29.63%	749,317	(7)	45.70%	41.71%
Frank B. Holding, Jr. 4300 Six Forks Road Raleigh, NC 27609	166,208	(5)	1.92%	160,172	(5)	9.77%	7.82%
Olivia B. Holding 409 East Market Street Smithfield, NC 27577	154,404	(8)	1.79%	125,986	(8)	7.68%	6.22%
The Fidelity Bank, as Trustee 100 South Main Street Fuquay-Varina, NC 27526	935,072	(9)	10.82%	593,228	(9)	36.18%	29.89%
Lewis R. Holding Trust 100 South Main Street Fuquay-Varina, NC 27526	518,232	(10)	6.00%	31,469	(10)	1.92%	2.93%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210 (1)	865,551		10.01%	-0-		—	2.48%

(1)	The company’s Schedule 13G filed with the SEC, as amended, indicates that all of the listed shares are owned by its clients and that, in its capacity as an investment adviser, it may be deemed to have shared voting power with respect to 853,918 of the shares and shared investment power with respect to all of the shares.
(2)

Except as otherwise noted, and to the best of our knowledge, each named individual beneficial owner exercises sole voting and investment power with respect to all listed shares. Certain of the named individuals may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Brice—5,200 shares of Class A Common and 1,250 shares of Class B Common; Ms. Bristow—5,410 shares of Class A Common and 1,250 shares of Class B Common; Ms. Connell—29,423 shares of Class A Common and 24,323 shares of Class B Common; Mr. F. Holding—512,265 shares of Class A Common and 109,055 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 26,225 shares of Class B Common; Ms. O. Holding—14,989 shares of Class A Common and 4,736 shares of Class B Common. Ms. Ames has sole voting power over all listed shares and sole investment power over 27,486 shares of Class A Common and 1,049 shares of Class B Common, and she and The Fidelity Bank, in its capacity as Trustee as further explained in footnotes below, share investment power over 416,840 shares of Class A Common and 561,759 shares of Class B Common. The Fidelity Bank, in its capacity as Trustee of the Lewis R. Holding Trust, has sole investment power only over 518,232 shares of Class A Common and 31,469 shares of Class B Common held by that trust. Certain of the named individuals disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Ms. Brice—200 shares of Class A Common and 6,329 shares of Class B Common; Ms. Bristow—41,419 shares of Class A Common and 30,754 shares of Class B Common; Ms. Connell—1,221 shares of Class A Common and 8,354 shares of Class B Common; Mr. F. Holding—1,412,939 shares of Class A Common and 640,182 shares of Class B Common; Mr. F. Holding, Jr.—16,214 shares of Class A Common and 10,477 shares of Class B Common.

(3)	“Percentage of Class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of Total Votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.
(4)	The shares of Class A Common listed for Ms. Ames include 935,072 shares that also are listed as beneficially owned by The Fidelity Bank in its capacity as Trustee of four separate trusts of which Ms. Ames is beneficiary, and 518,232 of those shares also are listed as beneficially owned by one of those four trusts, the Lewis R. Holding Trust. The shares of Class B Common listed for Ms. Ames include 593,228 shares that also are listed as beneficially owned by The Fidelity Bank in its capacity as Trustee of six separate trusts (including the above four trusts) of which Ms. Ames is beneficiary, and 31,469 of the shares also are listed as beneficially owned by one of the six trusts, the Lewis R. Holding Trust.
(5)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(6)	Includes an aggregate of 133,055 shares of Class A Common and 131,437 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding.
(7)	Includes an aggregate of 742,748 shares of Class A Common and 650,399 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding’s adult children listed individually in the table.
(8)	Includes an aggregate of 154,404 shares of Class A Common and 125,986 shares of Class B Common that are also shown as beneficially owned by Mr. F. Holding.
(9)	Includes shares held by six separate trusts of which The Fidelity Bank serves as Trustee as follows: 294,040 shares of Class A Common and 498,482 shares of Class B Common held by Irrevocable Trust 1990 dated January 17, 2011; 110,400 shares of Class A Common and 58,917 shares of Class B Common held by Irrevocable Trust 1979 dated January 17, 2011; 12,400 shares of Class A Common and 3,520 shares of Class B Common held by Irrevocable Trust 1976 dated January 17, 2011; 518,232 shares of Class A Common and 31,469 shares of Class B Common held by Lewis R. Holding Revocable Trust; 420 shares of Class B Common held by Irrevocable Trust (LRH Dynasty) dated January 17, 2011; and 420 shares of Class B Common held by Irrevocable Trust (CSH Dynasty) dated January 17, 2011. Ms. Ames is beneficiary of each of the trusts, and all shares held by the trusts also are listed in the table as beneficially owned by her.
(10)	All shares of Class A Common and Class B Common listed for the Lewis R. Holding Trust also are listed in the table as beneficially owned by Ms. Ames, who is beneficiary of the trust, and The Fidelity Bank in its capacity as Trustee of the trust.

Directors and Executive Officers

The following table describes the beneficial ownership of our Class A Common and Class B Common on the Record Date by our current directors, nominees for election as directors, and certain of our executive officers, individually, and by all of our current directors and executive officers as a group.

	Beneficial Ownership
	Class A Common			Class B Common
Name of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)	Number of Shares (1)		Percentage of Class (2)	Percentage of Total Votes (2)
John M. Alexander, Jr.	727		0.01%	68		*	0.01%
Carmen Holding Ames	962,558		11.14%	594,277		36.24%	30.02%
Victor E. Bell III	17,840		0.21%	4,925		0.30%	0.28%
Kenneth A. Black	1,888		0.02%	-0-		—	0.01%
Hope Holding Connell	151,900	(3)	1.76%	133,337	(3)	8.13%	6.55%
H. M. Craig III	400		*	-0-		—	*
H. Lee Durham, Jr.	450		0.01%	100		0.01%	0.01%
Daniel L. Heavner	435		0.01%	-0-		—	*
Frank B. Holding	2,561,194	(4)	29.63%	749,317	(4)	45.70%	41.71%
Frank B. Holding, Jr.	166,208	(5)	1.92%	160,172	(5)	9.77%	7.82%
Lucius S. Jones	1,000		0.01%	-0-		—	*
Robert E. Mason IV	350		*	200		0.01%	0.01%
Robert T. Newcomb	750		0.01%	-0-		—	*
James M. Parker	200		*	-0-		—	*
Ralph K. Shelton	100		*	-0-		—	*
Edward L. Willingham IV	40		*	-0-		—	*
Carol B. Yochem	200		*	-0-		—	*
All directors and executive officers as a group (23 persons)	3,567,087	(6)	41.27%	1,350,787	(6)	82.37%	72.19%

(1)	Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Mr. Bell—16,229 shares of Class A Common and 4,925 shares of Class B Common; Ms. Connell—29,423 shares of Class A Common and 24,323 shares of Class B Common; Mr. F. Holding—512,265 shares of Class A Common and 109,055 shares of Class B Common; Mr. F. Holding, Jr. – 5,400 shares of Class A Common and 26,225 shares of Class B Common; Common; and Mr. Willingham—10 shares of Class A Common. Ms. Ames has sole voting power over all listed shares and sole investment power over 27,486 shares of Class A Common and 1,049 shares of Class B Common, and shared investment power over 416,840 shares of Class A Common and 561,759 shares of Class B Common. In the aggregate, individuals included in the group have sole voting power over 1,871,765 shares of Class A Common and 818,855 shares of Class B Common, shared voting power over 563,317 shares of Class A Common and 164,528 shares of Class B Common, sole investment power over 936,693 shares of Class A Common and 225,627 shares of Class B Common, and shared investment power over 980,167 shares of Class A Common and 726,287 shares of Class B Common. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Bell—884 shares of Class A Common; Ms. Connell—1,221 shares of Class A Common and 8,354 shares of Class B Common; Mr. F. Holding—1,412,939 shares of Class A Common and 640,182 shares of Class B Common; Mr. F. Holding, Jr.—16,214 shares of Class A Common and 10,477 shares of Class B Common; and all individuals included in the group – 1,431,258 shares of Class A Common and 659,013 shares of Class B Common. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. F. Holding—808,611 shares of Class A Common; Mr. F. Holding, Jr.—109,156 shares of Class A Common and 130,889 shares of Class B Common and Ms. Connell—47,477 shares of Class A Common.
(2)

“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all shares of BancShares’ voting securities. An asterisk indicates less than .01%.

(3)	Includes an aggregate of 133,055 shares of Class A Common and 131,437 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding.
(4)	Includes an aggregate of 166,208 shares of Class A Common and 160,172 shares of Class B Common that also are shown as beneficially owned by Mr. F. Holding, Jr., and an aggregate of 133,055 shares of Class A Common and 131,437 shares of Class B Common that also are shown as beneficially owned by Ms. Connell.
(5)	All listed shares also are shown as beneficially owned by Mr. F. Holding.
(6)	As described above, certain shares are included in the beneficial ownership of each of Ms. Connell, Mr. F. Holding, and Mr. F. Holding, Jr., but they are included only once in the shares listed for the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and principal shareholders are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our Class A Common and Class B Common. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. It has come to our attention that, during 2011, due to administrative errors, reports relating to the following transactions involving small numbers of shares were filed after their due dates: 1990 North State Trust – one report covering a single sale; Frank B. Holding – four reports covering four purchases. A report for each transaction was filed by the reporting person promptly after becoming aware that the transaction had not been reported.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board of Directors recommends that you vote “FOR” Proposal 2.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) enacted during July 2010, and rules adopted by the Securities and Exchange Commission under the Act, at least once every three years we are required to give our shareholders an opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our executive officers whose compensation we are required by the SEC’s rules to disclose in our annual meeting proxy statements. In addition to requiring us to submit these “say-on-pay” proposals to our shareholders, the Act and the SEC’s rules require that at least once every six years we give our shareholders an opportunity to vote, on a non-binding, advisory basis, on a “say-on-frequency” proposal to indicate whether they would prefer that we conduct future say-on-pay votes every year, once every two years, or once every three years. We conducted a say-on-frequency vote at our 2011 Annual Meeting and the majority of votes cast by shareholders indicated that we should conduct a say-on-pay vote once every three years. However, after that meeting, and based on the recommendation of our Compensation Committee, our Board of Directors concluded that it would conduct a say-on-pay vote on an annual basis until the next required say-on-frequency vote by our shareholders or until the Board determines that a different frequency is appropriate. As a result, our Board will submit a say-on-pay proposal for voting at the Annual Meeting. We currently intend to conduct say-on-pay votes annually, and for the next such vote to be held at our 2013 Annual Meeting.

The following resolution will be voted on at the Annual Meeting:

“Resolved, that the shareholders of First Citizens BancShares, Inc. (“BancShares”) hereby approve, on a non-binding, advisory basis, the compensation paid or provided to BancShares’ named executive officers, as such compensation has been disclosed in BancShares’ proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including BancShares’ Compensation Discussion and Analysis, compensation tables, and the narrative discussion contained in the proxy statement.”

The vote on the resolution is not intended to address any specific element of executive compensation. Rather, the vote relates to the compensation described in this proxy statement of our named executive officers listed in the Summary Compensation Table on page 27 in general. Under the Act and the SEC’s rules, the vote will be advisory in nature, which means it will not be binding on our Board of Directors or Compensation Committee, or overrule or affect any previous action or decision by the Board or Committee or any compensation previously paid or awarded. Neither will it obligate the Board or Committee to any particular course of action in the future, nor create or imply any additional duty on the part of the Board or Committee. However, our Board and Compensation Committee will take the results of voting on the resolution into consideration and evaluate whether any actions are necessary to address any concerns of shareholders.

As described under the heading “COMPENSATION DISCUSSION AND ANALYSIS” beginning on page 17, our Board and Compensation Committee attempt to both align our executive officers’ compensation with our long-term business philosophy and achieve our objectives of:

•	enabling FCB to attract and retain qualified executive officers;

•	providing compensation to our executive officers that is competitive with comparable financial services companies;

•	rewarding year-over-year performance and long-term loyalty; and

•	balancing business risk with sound financial policy and shareholder value.

Consistent with that philosophy, our executive compensation program is primarily composed of the following elements:

•	base salary;

•	retirement benefits in the form of a defined benefit pension plan, and matching contributions to Section 401(k) defined contribution plans;

•	individual non-qualified separation from service agreements; and

•	personal benefits (or “perquisites”) for certain of our executive officers.

We do not maintain a structured or formal annual or long-term performance-based cash incentive program for executive officers. We also do not provide any equity-based compensation, or any arrangements under which compensation would be paid, or the vesting of any benefits would be accelerated, as a result of a change in control of our company. We attempt to provide reasonable annual cash compensation, and to reward long-term loyalty, while minimizing the risks that potentially exist with some other forms of compensation that can adversely influence business decisions by corporate executives.

Our Board of Directors believes that our executive compensation policies and practices are aligned with our shareholders’ long-term interests, and it recommends that you vote “FOR” Proposal 2.

To be approved, a majority of the votes entitled to be cast with respect to shares present or represented at the Annual Meeting must be cast in favor of the proposal.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Our Board of Directors recommends that you vote “FOR” Proposal 3.

Appointment of Independent Accountants

Our Audit and Compliance Committee has selected our current independent accounting firm, Dixon Hughes Goodman LLP, to serve as our independent accountants for 2012. The Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their fees and the terms of the engagement under which they provide services to us. Our shareholders are not required by our Bylaws or the law to ratify the Committee’s selection. However, we will submit a proposal to ratify the appointment of Dixon Hughes Goodman LLP for 2012 for voting by shareholders at the Annual Meeting as a way for shareholders to be heard in the selection process. Representatives of Dixon Hughes Goodman LLP are expected to attend the Annual Meeting and be available to answer appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If our shareholders do not ratify the Committee’s selection, the Committee will reconsider its decision, but it could choose to reaffirm its appointment of Dixon Hughes Goodman LLP. Even if our shareholders vote to ratify the Committee’s selection, during the year the Committee could choose to appoint different independent accountants at any time if it determines that a change would be in our best interests.

Services and Fees During 2011 and 2010

Except as described below, under its current procedures our Audit and Compliance Committee specifically pre-approves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to specified aggregate amounts of fees set by the Committee by category of service. Requests for advice in excess of those amounts require further Committee approval. The entire Audit and Compliance Committee generally participates in the pre-approval of services. However, in the case of proposals that arise during the year to obtain non-audit services from our accountants beyond what has been pre-approved by the Committee, the Committee delegates authority to its Chairman to approve those additional services on behalf of the Committee. Any such action by the Chairman is to be communicated to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2011 and 2010, Dixon Hughes Goodman LLP provided us with various audit and other services for which we and FCB were billed, or expect to be billed, for fees as further described below. Our Audit and Compliance Committee has considered whether the provision of non-audit services by our independent accounting firm during 2011 was compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes Goodman LLP during 2011 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes Goodman LLP for audit services for 2011 and 2010 and for other services they provided during 2011 and 2010.

Type of Fees and Description of Services	2011	2010
Audit Fees, including, for both years, audits of our consolidated financial statements and related attestations, and reviews of our condensed interim consolidated financial statements	$707,500	$742,000
Audit-Related Fees, including, during both years, audits of FCB’s common trust funds and employee benefit plans, agreed upon procedures reports required by contracts, service organization reports on internal controls, consultation regarding accounting standards, and balance sheet audits of acquired entities, and, for 2011, subsidiary audits and other attest reports	630,423	541,839
Tax Fees, including, during both years, reviews of our consolidated federal and related state income tax returns and non-routine tax consultations	30,850	29,175
All Other Fees	-0-	-0-

Our Board of Directors recommends that you vote “For” Proposal 3.

To be approved, a majority of the votes entitled to be cast with respect to shares present or represented at the Annual Meeting must be cast in favor of the proposal.

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

One of our shareholders, Gerald R. Armstrong, who owns 25 shares of our Class A Common and whose address and telephone number are 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, (303) 355-1199, has notified us that he intends to present the proposed resolution printed below for voting at the Annual Meeting. Mr. Armstrong’s proposed resolution and his supporting statement are printed in the box below in the form contained in his notice to us. We take no responsibility for the contents of the resolution or his supporting statement. As provided in rules of the Securities and Exchange Commission pertaining to shareholder proposals, in order to be voted on Mr. Armstrong’s proposal must be properly presented at the Annual Meeting by him or his qualified representative.

Our Board of Directors recommends you vote “AGAINST” Proposal 4.

RESOLUTION PROPOSED BY SHAREHOLDER GERALD R. ARMSTRONG

Resolved, That the shareholders of First Citizens BancShares, Inc. request its Board of Directors to take the steps necessary to provide for cumulative voting in the election of Directors in future annual meetings, which means that each shareholder shall be entitled to as many votes as shall equal the number of shares owned by the shareholder multiplied by the number of Directors to be elected, and cast all of the accumulated votes FOR one or more nominees, as the shareholder may see fit.

SHAREHOLDER’S STATEMENT

In the current equity structure of First Citizens BancShares, Inc., there are 8,756,778 shares of Class A stock and 1,677,675 shares of Class B stock.

The Class B stock is closely-held by the Holding family and has 16 votes per share for a total of 26,842,800 votes, 75.4% of the votes, compared to 8,756,778 votes for the Class A stock which has only one vote per share.

This imbalance of voting power could partially be corrected with cumulative voting which gives shareholders the ability to multiply the number of shares owned by the number of directors to be elected and put all of the accumulated votes on one or more director nominees.

I have been a shareholder for several years and it is my observation that there could be an absence of accountability and reasonable performance in the top management of First Citizens – members of the Holding family. Its dividend at the time this proposal was being submitted was a paltry .7%.

More than a year ago, I sent a letter to Hope Holding Connell seeking information about a possible banking relationship for me in Denver, my home. I have not received a response to that letter.

Last January and February, I attempted to contact her as well as Frank Holding, Jr. regarding FCB’s greater presence in the Denver marketplace and sought more information. Again, no answers.

My calls to the telephone number listed on the 10-K report of First Citizens BancShares, Inc. let [sic] me to the subsidiary bank, not the corporation, where no one seemed to know how to reach any corporate officer, and investor relations or shareholder relations department. Finally, I did call the office of the certified public accounting firm for First Citizens and left a message for its chief financial officer who eventually returned my call but offered no meaningful information.

The proponent of this proposal believes that an independent director, someone not chosen by the Holding family, could inspire the board to reach out to its shareholders and treat them with respect. Also, he believes it practical that new board members be added from the new market areas served by First Citizens Bank.

In the past, the proponent introduced this proposal to Monfort of Colorado where 89.6% of its shares were owned by one family. The family strongly supported the adoption of cumulative voting and one family spokesman noted, “this is what democracy is all about. It gives our stockholders the rights of being represented within our boardroom.”

If you agree, please vote “FOR” this proposal.

Our Board of Directors recommends that you vote “Against” Proposal 4.

To be approved, a majority of the votes entitled to be cast with respect to shares present or represented at the Annual Meeting must be cast in favor of the proposal.

PROPOSALS FOR 2013 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at our 2013 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below no later than November 19, 2012, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2013 Annual Meeting but which is not intended to be included in our proxy statement and proxy card, or of a shareholder’s intent to nominate a person for election as a director at our 2013 Annual Meeting, must be received by our Corporate Secretary at our address listed below no earlier than December 19, 2012, and no later than February 2, 2013, in order for that proposal or nomination to be brought before that Annual Meeting. The same notice requirements apply in the case of a shareholder proposal other than a nomination in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at our 2013 Annual Meeting. However, if, following our 2012 Annual Meeting, our Board of Directors increases the number of our directors, thereby creating an unfilled vacancy that will be filled at our 2013 Annual Meeting, and if there is no public announcement naming the nominee to fill the vacancy at least 100 days prior to the first anniversary of our 2012 Annual Meeting, then a shareholder’s written notice of a nomination to fill the vacancy will be treated as timely if it is received by us not later than the close of business on the tenth day following the day on which our public notice actually is given. To be effective, notices of shareholder proposals or nominations are required to contain certain information specified in our Bylaws. Shareholder proposals or nominations not made as provided in our Bylaws will not be considered at Annual Meetings.

The notices described above should be mailed to:

First Citizens BancShares, Inc.

Attention: Corporate Secretary

Post Office Box 27131 (Mail Code FCC22)

Raleigh, North Carolina 27611-7131

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file periodic reports and other information, including proxy statements, annual reports, quarterly reports and current reports, with the Securities and Exchange Commission. FCB’s Internet website (www.firstcitizens.com/meet-first-citizens/corporate-information/corporate-profile/) contains a link to the Commission’s website (www.sec.gov) where you may review information that we file electronically.

A copy of our 2011 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is being mailed to our shareholders with this proxy statement. An additional copy will be provided without charge to any shareholder upon written request directed to our Corporate Secretary, James E. Creekman, at the above address.

VOTING BY PROXY

Read our proxy statement before you vote by proxy. Then, to insure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you. You can do that in one of the following two ways.

Voting by Proxy Card

You can mark and sign this proxy card on the reverse side, and return this entire sheet in the enclosed postage-prepaid envelope.

Voting by Internet

You can go to the Internet website http://www.firstcitizens.com/vote. When you are prompted for your “control number,” enter the number that appears just above your name printed below and then follow the instructions you will be given. If you vote by Internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares for you on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described in this proxy card on the reverse side and in our proxy statement for the Annual Meeting. You may vote by Internet only until 5:00 p.m. EDT on April 22, 2012, which is the day before the Annual Meeting date. This is a “secured” web page site.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting,

please appoint the Proxies to vote for you in one of the above ways, whether or not you plan to attend.

APPOINTMENT OF PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned herby appoints Hope Holding Connell, H. Lee Durham, Jr., Frank B. Holding, Frank B. Holding, Jr., and Lucius S. Jones (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all outstanding shares of the Class A Common Stock and/or Class B Common Stock of First Citizens BancShares, Inc. (“BancShares”) held of record by the undersigned on February 29, 2012, at the Annual Meeting of BancShares’ shareholders (the “Annual Meeting”) to be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina at 1:00 p.m. EDT on Monday, April 23, 2012, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as indicated below.

BancShares’ Board of Directors recommends that you vote FOR each of the 14 nominees named below.

1. Election of Directors: Election of 14 directors for one-year terms.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD authority to vote for all nominees listed below

Nominees: John M. Alexander, Jr., Carmen Holding Ames, Victor E. Bell III, Hope Holding Connell, Hubert M. Craig III, H. Lee Durham, Jr., Daniel L. Heavner, Frank B. Holding, Frank B. Holding, Jr., Lucius S. Jones, Robert E. Mason IV, Robert T. Newcomb, James M. Parker, Ralph K. Shelton

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

BancShares’ Board of Directors recommends that you vote FOR Proposal 2 below.

2. Advisory Vote on Executive Compensation: Non-binding, advisory resolution (“say-on-pay” resolution) to approve compensation paid or provided to BancShares’ executive officers as disclosed in its proxy statement for the Annual Meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

BancShares’ Board of Directors recommends that you vote FOR Proposal 3 below.

3. Ratification of Appointment of Independent Accountants: Proposal to ratify the appointment of Dixon Hughes Goodman LLP as BancShares’ independent accountants for 2012.

☐	FOR	☐	AGAINST	☐	ABSTAIN

BancShares’ Board of Directors recommends that you vote AGAINST Proposal 4 below.

4. Shareholder Proposal: Proposal submitted by a shareholder regarding cumulative voting in the election of directors.

☐	FOR	☐	AGAINST	☐	ABSTAIN

5. Other Business: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. If no voting instructions are given, the Proxies may vote those shares “FOR” the election of each nominee named in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by following the procedures described in the proxy statement.

, 2012
Date	Signature

Signature (if shares held jointly)

Instruction: Please sign above exactly as your name appears on the reverse side. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

After dating and signing, please fold and return this entire sheet in the envelope provided.